As filed with the Securities and Exchange Commission

on October 30, 2003

Registration No. 811-7698

Pursuant to Rule 8b-16 promulgated under Section 8(b) of the

Investment Company Act of 1940

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

Amendment No. 8.	☒

(Check appropriate box or boxes.)

IOWA SCHOOLS JOINT INVESTMENT TRUST

(Exact Name of Registrant as Specified in Charter)

665 Locust, P.O. Box 897

Des Moines, IA 50304-0897

(Address of Principal Executive Offices)(Zip code)

Registrant’s Telephone Number, Including Area Code: (515) 245-2404

Ronald M. Rice

Iowa Association of School Boards

700 2nd Avenue, Suite 200

Des Moines, Iowa 50309-1731

(Name and Address of Agent for Service)

Copies of all communications to:

ROBERT J. AHRENHOLZ, ESQ.

JOSHUA M. KERSTEIN, ESQ.

Kutak Rock LLP

1801 California Street, Suite 3100

Denver, Colorado 80202

IOWA SCHOOLS

JOINT INVESTMENT TRUST

(ISJIT)

A comprehensive cash management service for Iowa School Corporations

INFORMATION STATEMENT

October 30, 2003

This booklet provides detailed information about the Iowa Schools Joint Investment Trust.

Please read it carefully and retain it for future reference.

Sponsored by the

Iowa Association of School Boards

No person or entity has been authorized to give any information or to make any representations other than those contained in this Information Statement, and, if given or made, such information or representations must not be relied upon as having been authorized by ISJIT, its Trustees, the Investment Adviser, the Administrator, the Custodian, or any agent of ISJIT or the Trustees.

THE IOWA SCHOOLS JOINT INVESTMENT TRUST

(ISJIT)

The Iowa Schools Joint Investment Trust (“ISJIT”) is a professionally managed common law trust organized and operated as a diversified open-end investment management company and created with the objective of providing Iowa schools (the “Participants”) a convenient method for investing their funds in a manner that will maximize current income consistent with safety of principal and the required degree of liquidity for operating funds.

ISJIT has been established under Iowa law pursuant to Iowa Code chapter 28E and section 279.29, which authorize Iowa schools to jointly invest monies pursuant to a joint investment agreement. ISJIT was established by adoption of a Joint Powers Agreement and Declaration of Trust establishing the Iowa Schools Joint Investment Trust as of October l, l986 and amended as of November 1, 1988 and May 1, 1993 (the “Declaration”). An Iowa school corporation whose board of directors is a member of the Iowa Association of School Boards can become a Participant in ISJIT by submitting an application and a certified copy of the form of authorizing resolution contained therein to Iowa Schools Joint Investment Trust, c/o Iowa Association of School Boards, 700 2nd Ave., Ste. 100, Des Moines, IA 50309. See “Instructions and Application Form”.

ISJIT believes that the interests of beneficial ownership in ISJIT (“Trust Units”) are exempt from registration under the Securities Act of l933 and the Iowa Uniform Securities Act. ISJIT, however, is registered as an investment company under the Investment Company Act of 1940 (“1940 Act”) pursuant to the requirements of Iowa Code § 12B.10.

This Information Statement provides detailed information about ISJIT and its investment and operating policies. Please read it carefully and retain it for future reference. Additional information, a copy of the Declaration, and further assistance regarding becoming a Participant in ISJIT may be obtained by calling the ISJIT toll free number, (800) 872-0l40, or by contacting the Iowa Schools Joint Investment Trust, c/o Iowa Association of School Boards, 700 2nd Ave., Ste. 100, Des Moines, IA 50309. This Information Statement is qualified in its entirety by reference to the text of the Declaration.

CASH MANAGEMENT ALTERNATIVES

ISJIT issues two separate series of Trust Units in which Participants may invest, referred to as the Diversified Portfolio and the Direct Government Obligation Portfolio (each, a “Portfolio” and collectively, the “Portfolios”).

There are no minimum or maximum investments or limitations on redemptions for either Portfolio. Participants may invest any funds in their custody in either Portfolio. The Portfolios are operated according to investment and accounting standards which are required of bond proceeds subject to arbitrage rebate and which conform to the requirements of Rule 2a-7 under the 1940 Act for “money market funds.” Only funds of Participants may be invested in ISJIT.

DIVERSIFIED PORTFOLIO - The Diversified Portfolio is a professionally managed portfolio of U.S. government and Federal Agency securities, collateralized certificates of deposit of Iowa financial institutions and collateralized perfected repurchase agreements as more fully described below. All such securities have final maturities of no greater than 397 days from the date of purchase and the Portfolio maintains a maximum dollar weighted average maturity of 90 days or less.

DIRECT GOVERNMENT OBLIGATION PORTFOLIO - The Direct Government Obligation Portfolio is identical in every respect to the Diversified Portfolio except that it is exclusively invested in direct U.S. government obligations and repurchase agreements collateralized by direct U.S. government obligations, as more fully described below. All such securities have final maturities no greater than 397 days from the date of purchase and the Portfolio maintains a maximum dollar weighted average maturity of 90 days or less. Thus, Participants, which may be required by Iowa law or who may wish to confine their short-term investments to these types of instruments, may do so by investing in the Direct Government Obligation Portfolio.

AUTHORIZED INVESTMENTS

The objective of ISJIT, in offering the Diversified and Direct Government Obligation Portfolios, is to provide Participants with daily liquidity and the highest possible investment yield consistent with safety of principal and the maintenance of liquidity.

Subject to the specific investment restrictions of the Portfolios described herein, assets of ISJIT will only be invested in securities specifically permitted for Participants under Iowa law, as it now or in the future exists, including the following types of securities and instruments (“Permitted Investments”).

(1)	Securities issued or guaranteed as to payment of principal and interest by the U.S. Government. These include, for example, Treasury bills, bonds, and notes that are direct obligations of the U.S. Government.

(2)	Obligations issued or guaranteed as to payment of principal and interest by agencies or instrumentalities of the U.S. Government. Such agencies and instrumentalities include, for example, Federal Intermediate Credit Banks, Federal Home Loan Banks, the Federal National Mortgage Association and the Farmers Home Administration. Such securities will include those supported by the full faith and credit of the United States Treasury or the right of the agency or instrumentality to borrow from the Treasury, as well as those supported only by the credit of the issuing agency or instrumentality.

(3)	Collateralized perfected repurchase agreements secured by securities in the immediately foregoing categories. A repurchase agreement involves the sale of such securities to ISJIT with the concurrent agreement of the seller to repurchase them at a specified time and price to yield an agreed upon rate of interest. The securities collateralizing the agreement are held in custody and are regularly verified by the ISJIT Custodian and are maintained daily in an amount equal to at least 102 percent of the agreement.

(4)	Certificates of Deposit (“CDs”) in Iowa financial institutions. Each CD that ISJIT places with an Iowa institution on behalf of the Participants in ISJIT is insured by the FDIC for the first $100,000 of value. All amounts in excess of $100,000 in an Iowa institution are protected by provisions in the Iowa Code. The acceptance of public funds by a financial institution constitutes agreement by the financial institution to pledge collateral as required by Iowa Code section 12C.22, consent by the financial institution to the disposition of the collateral pledged by the financial institution, consent by the financial institution to assessments by the treasurer of the State of Iowa, and agreement by the financial institution to provide accurate information and to otherwise comply with the requirements of Iowa Code chapter 12C and chapter 13.

Every Permitted Investment shall be purchased on a delivery-versus-payment (“DVP”) basis. No other settlement procedure shall be allowed.

MAXIMUM CURRENT INCOME - Because of the participation of many Iowa schools in ISJIT and the large pool of funds resulting therefrom, ISJIT can purchase securities in larger denominations, thereby improving yields and reducing transaction costs. ISJIT’s size and experience also permits the selection of securities maturing at various times which can enhance average portfolio yields. These strategies, implemented by a full-time professional portfolio manager will maximize the current returns earned by ISJIT.

Generally, the yields on direct and guaranteed U.S. government obligations are less than those on Federal Agency securities and other Permitted Investments. Thus, the returns earned by Participants that elect to invest in the Direct Government Obligation Portfolio may also be lower.

RISK AND MANAGEMENT OF RISK

While investments by ISJIT will be confined to the highest quality securities and instruments with varying short-term maturities, the complete elimination of risk is not possible. It is possible that large redemptions of Trust Units in the Portfolios could necessitate the sale of some Portfolio investments prior to maturity at current market prices. If market values have declined, a reduction in Unit value could result at the time of redemption.

MANAGEMENT POLICIES AND PROCEDURES

Following are the fundamental management policies and procedures for ISJIT. All securities are maintained in separate ISJIT Custodial accounts at Wells Fargo Bank Iowa, N.A., segregated by Portfolio on behalf of ISJIT Participants.

1.	ISJIT investment procedures require that each purchase of a security be handled on a DVP basis. Funds for the purchase of an investment shall not be released to the seller until the security is delivered to the ISJIT Custodian. Conversely, a sold security shall not be released to the buyer until funds for the purchase price of the security have been received by the ISJIT custodian.

2.	ISJIT investment procedures prohibit “free delivery” transactions. The Custodian shall never release assets from the ISJIT custodial accounts until the funds for the investment are delivered. Prohibiting “free delivery” settlements precludes movement of ISJIT program investments or funds to a third party anywhere.

3.	Any material deviation (greater than .5 percent) from the amortized cost of investments shall be promptly reported by the Investment Adviser to the Board of Trustees. If such deviation exceeds .5 percent, the Investment Adviser will consider what action, if any, should be initiated to reasonably eliminate or reduce material dilution or other unfair results to Participants. Such action may include redemption of Trust Units in kind, selling portfolio securities prior to maturity, withholding distributions or utilizing a net asset value per Trust Unit based upon available market quotations.

4.	The frequent trading of securities, including day trading for the purpose of realizing short-term gains, the purchase and sale of futures and options to buy or sell authorized investments, reverse repurchase agreements, and other similar speculative or derivative transactions are expressly prohibited.

5.	ISJIT may not make any investment other than Permitted Investments authorized by the provisions of the law applicable to the investment of funds by the Participants, as such laws may be amended from time to time.

6.	ISJIT may not purchase any Permitted Investment for the Diversified or Direct Government Obligation Portfolios which has a maturity date more than 397 days from the date of purchase unless subject to a perfected repurchase agreement, which such maturity shall be determined as set forth in Rule 2a-7 under the 1940 Act as it presently exists or as it may be amended in the future.

7.	ISJIT may not purchase any Permitted Investment if the effect of such purchase by ISJIT would be to make the average dollar weighted maturity of either the Diversified or Direct Government Obligation Portfolios greater than ninety (90) days; provided, however, that in making such determination, the maturity of any Permitted Investment shall be determined as set forth under 6 above.

8.	ISJIT may not borrow money or incur indebtedness whether or not the proceeds thereof are intended to be used to purchase Permitted Investments;

9.	ISJIT may not make loans, provided that ISJIT may make Permitted Investments;

10.	ISJIT may not purchase securities or shares of investment companies or any entities similar to ISJIT.

The restrictions set forth above are fundamental to the operation and activities of ISJIT and may not be changed without the affirmative approval in writing of a majority of the Participants entitled to vote, except that such restrictions may be changed by the Trustees so as to make them more restrictive when necessary to conform the investment program and activities of ISJIT to the laws of the State of Iowa and the United States of America as they may from time to time be amended.

ISJIT may invest in Certificates of Deposit issued by Iowa financial institutions.

The Trust’s Investment Adviser provides a financial assessment of each nonrated ISJIT depository to the ISJIT Board of Trustees comparing that Depository’s financial ratios to those of other Iowa and regional financial institutions whose securities are rated in the highest rating category for short-term debt obligations. Pursuant to this credit analysis, each ISJIT depository’s Certificates of Deposit are deemed to be First Tier securities pursuant to Rule 2a-7 under the Investment Company Act of 1940 and to present minimal credit risk of default based upon the credit analysis. The ISJIT Board of Trustees has directed ISJIT’s Investment Adviser to monitor the credit quality of all ISJIT depositories on an ongoing basis and to advise the Board of any deterioration of credit quality of any ISJIT depository relative to rated institutions. The acceptance of public funds by a financial institution constitutes agreement by the financial institution to pledge collateral as required by Iowa Code section 12C.22, consent by the bank to the disposition of the collateral, consent by the financial institution to assessments by the Treasurer of the State of Iowa, and agreement by the financial institution to provide accurate information and to otherwise comply with the requirements of Iowa Code chapter 12C and chapter 13. There is no assurance that the provisions in the Iowa Code for public deposits will be sufficient in case of bank failure.

In addition to the fundamental restrictions and procedures set forth above, as a condition of providing services to ISJIT, ISJIT presently requires that the ISJIT Custodian and Investment Adviser maintain fidelity and errors and omissions insurance coverage for ISJIT’s benefit for all services provided to ISJIT.

MATURITY OF ISJIT INVESTMENTS

Each of the Portfolios strictly adheres to Iowa law and Rule 2a-7 under the 1940 Act for money market mutual funds, developed to minimize risk that the value of investments in a portfolio might vary. ISJIT investment policy as set forth above presently limits portfolio investments to the following:

1.	The remaining maturity of any individual investment may not exceed more than 397 days from the date of purchase, which such maturity shall be determined as set forth in Rule 2a-7 under the 1940 Act as it presently exists or as it may be amended in the future.

2.	The maximum dollar weighted average maturity of all ISJIT investments may not exceed 90 days.

3.	Investments are monitored daily by its Investment Adviser and Administrator to assure that the value of each ISJIT investment does not materially deviate in value from its amortized cost.

MAINTENANCE OF LIQUIDITY - ISJIT investments in the Diversified and Direct Government Obligation Portfolios will generally be confined to securities maturing at various times within 397 days from the date of purchase as previously described. Because of their relatively short maturities, high quality, and minimal price fluctuations, ready markets will exist for liquidating all securities in which ISJIT will invest.

As a general policy, the Portfolios will hold investments until they mature. However, in an effort to increase yields, ISJIT may sell securities and realize capital gains when there are perceived disparities between maturities for various categories of investments. Summaries of all securities trades are regularly provided to the Board of Trustees by the Investment Adviser.

INVESTING IN ISJIT PORTFOLIOS

PORTFOLIO INVESTMENTS - To become a Participant in ISJIT, the school corporation must adopt the Form A Resolution included in the Instructions and Application Form attached hereto, or otherwise provided by ISJIT. The Resolution authorizes the school corporation to become a Participant, adopts the Declaration, and designates officials of the school corporation authorized to execute transactions with ISJIT. Following adoption of the Resolution, the school corporation must complete and forward the Investment Trust Application Form B along with the Form A and Form A Certificate to ISJIT, c/o Bankers Trust Company, N. A., 665 Locust, P.O. Box 897, Des Moines, IA 50304-0897. See “Instructions and Application Form”.

Investments may be made in the Diversified or Direct Government Obligation Portfolio at the net asset value per Unit next determined after an investment order has been received. The net asset value of Portfolio Units is determined once daily at the close of the New York Stock Exchange (currently 3:00 p.m., Central Standard Time).

INVESTMENTS BY BANK FUNDS TRANSFER - A Participant may authorize Bankers Trust Company, N. A., as ISJIT Administrator, to cause monies to be transferred, by means of the Iowa Automated Clearinghouse System (“ACH”), from the Participant’s local bank to ISJIT. The Participant may also have its local bank wire federal funds directly to Wells Fargo Bank Iowa, N.A., all as indicated herein.

A Participant has the ability to invest in a Portfolio by the following methods:

(1)	An authorized official may make an investment by entering the transaction on ISJITonline. ISJITonline provides on-line internet access to the Participant’s ISJIT accounts and allows Participant’s to make an investment for the next business day by transferring funds by Automated Clearing House System (ACH) or wire. Transactions for next business day settlement must be entered by 3:00 p.m.

(2)	An authorized official may telephone ISJIT at (800) 872-0140 and furnish the school’s name, name of person calling, the ISJIT account number, the amount being invested, and the account number from which the funds are to be transferred. A request for the ISJIT investment to be transferred by ACH must be made by 3:00 p.m.

(3)	To make an investment by wire transfer, an authorized official must notify an ISJIT representative by 10:00 a.m., furnishing the information described above. The Participant must also instruct its local financial institution to wire funds to the ISJIT Custodian with the following instructions:

Wells Fargo Bank Iowa, N.A., Des Moines

ABA #073000228

Credit #0007075056

Iowa Schools Joint Investment Trust

(Further credit to Participant Name and ISJIT account number)

(4)	A Participant may invest in ISJIT Portfolio Units by mailing a check or other bank draft to the ISJIT Administrator, however, this option is not recommended since the ISJIT account will not be posted the same day the check is received. Please call 1-800-872-4024 and an ISJIT representative will assist you.

INCOME DISTRIBUTIONS - Net income for each Portfolio of ISJIT is declared each business day for Participants of record immediately before 3:00 p.m. Central Standard Time. Income distributions are accrued to Participants’ accounts daily and reinvested in additional Trust Units monthly for compounded interest. Total distributions for the previous month are credited to Participants’ Diversified Portfolio and DGO Portfolio accounts by the first business day of each month. Distributions are automatically reinvested in ISJIT Portfolio Trust Units unless cash payment has been requested. Cash payments, if requested, will be made monthly. If a Participant redeems the entire amount in its account during the month, income distributions accrued to the account from the beginning of the month through the date of redemption are paid into the account the first business day of the following month.

REDEEMING ISJIT PORTFOLIO TRUST UNITS

PORTFOLIO WITHDRAWALS - ISJIT Portfolio Trust Units may be redeemed on any day on which the New York Stock Exchange is open for trading, on which the Administrator computes the net asset value of the ISJIT Portfolios and which is not a federal holiday or a holiday officially observed by commercial banks in Iowa. ISJIT Portfolio Trust Units will be redeemed at the net asset value next determined after a withdrawal request in good order is received by the Administrator at offices in Des Moines.

Proceeds from the redemption of ISJIT Portfolio Trust Units will be transmitted to the Participant’s local financial institution by means of the ACH System or by the federal reserve wire system. No charge will be made for the ACH transfer of Participant’s funds; however, local financial institutions may reserve the right to charge for an incoming wire transfer. Proceeds can also be paid by check to the registered Participant and mailed to the Participant’s address of record.

Proceeds from the redemption of ISJIT Portfolio Trust Units which have been paid for by check may not be transmitted to the Participant’s financial institution by wire for up to a maximum of 7 days after the ISJIT Administrator has been informed that the Participant’s check has cleared, but in no event for more than 15 days after the Units have been issued and outstanding.

A Participant has the ability to redeem ISJIT Portfolio Trust Units by the following methods:

(1)	An authorized official may make a redemption by entering the transaction on ISJITonline. ISJITonline provides on-line internet access to the Participant’s ISJIT accounts and allows Participant’s to make a redemption for the next business day and request that funds be transferred by Automated Clearing House System (ACH) or wire. Transactions for next business day settlement must be entered by 3:00 p.m.

(2)	An authorized official may redeem ISJIT Portfolio Trust Units by telephoning (800) 872-0140 and furnishing the school district’s name, name of person calling, the ISJIT account number, the amount to be withdrawn, and the account number to which the funds are to be transferred. A request for the ISJIT withdrawal to be transferred by the Automated Clearing House System (ACH), which will be transferred the next business day, must be made by 3:00 p.m.

(3)	To redeem ISJIT Portfolio Trust Units by wire transfer to be effective the same day, an ISJIT representative must be notified by 10:00 a.m. by a Participant’s Authorized Official. The Participant must instruct the ISJIT representative to wire funds to its local financial institution. The Participant must provide the wiring instructions, including the local financial institution name, location, account number, and name and telephone number of a contact person at that financial institution.

(4)	A Participant may redeem all or a portion of its ISJIT Portfolio Trust Units by instructing the Administrator by letter mailed to the following address: ISJIT, c/o Bankers Trust Company, N.A., 665 Locust, P.O. Box 897, Des Moines, IA 50304-0897. This redemption request must be in good order indicating the dollar amount or number of ISJIT Portfolio Trust Units to be redeemed, the method of redemption (i.e., ACH, check) and signed by an authorized official of the school.

VALUING ISJIT PORTFOLIO TRUST UNITS

The net asset value of ISJIT Portfolio Trust Units is determined once each day, as of the close of the New York Stock Exchange (currently 3:00 p.m. Central Standard Time). Except for federal holidays, such other holidays that are officially observed by commercial banks in Iowa, and days on which no investments in or redemption of ISJIT Trust Units occur, the Administrator will compute the ISJIT Portfolio’s net asset value on each day the New York Stock Exchange is open for trading or when there is a sufficient volume of trading which might materially affect the net asset value of the securities held by the Portfolios. The net asset value of each Portfolio Trust Unit is computed by adding the value of all securities and other assets (including income receivable), subtracting liabilities (including accrued expenses) attributable to each Portfolio and dividing by the number of Trust Units of each Portfolio outstanding.

The ISJIT Administrator will compute the net asset value of Portfolio Trust Units by using the amortized cost method for valuing securities. Under the amortized cost method a security is initially valued at cost on the date of purchase and, thereafter, any discount or premium is amortized on a straight line basis to maturity, regardless of fluctuating interest rates or the market value of the security. However, the Investment Adviser will establish procedures to stabilize the net asset value of Trust Units at $l.00 per Trust Unit. These procedures include a review by the Investment Adviser as to the extent of the deviation of net asset value based upon available market quotations from the Portfolio’s $l.00 amortized cost per value unit. If such deviation exceeds .5 percent, the Investment Adviser will consider what action, if any, should be initiated to reasonably eliminate or reduce material dilution or other unfair results to Participants. Such action may include redemption of Portfolio Trust Units in kind, selling portfolio securities prior to maturity, withholding distributions or utilizing a net asset value per Portfolio Trust Unit based upon available market quotations. If, and only if, the Trustees, with the advice of the Investment Adviser, shall determine that the amortized cost method of determining the net asset value of Portfolio Trust Units no longer represents a fair method of valuation, the Trustees may either permit such net asset value to fluctuate or may reflect the fair value thereof in the number of Trust Units allocated to each Participant.

PORTFOLIO TRANSACTIONS - Subject to policies set by the Trustees, the Investment Adviser is authorized to determine, consistent with the ISJIT investment objectives and policies, which securities will be purchased, sold and held by ISJIT. Most of the securities will be purchased on a principal basis directly from the issuer, from banks, underwriters or market makers and, thus, will not involve payment of a brokerage commission. Such purchases may include a discount, concession or mark-up retained by an underwriter or dealer. The Investment Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of securities and is directed to use its best efforts to obtain the best available price and most favorable execution on brokerage transactions. Some of the transactions may be directed to brokers or dealers who furnish special research and statistical information or services rendered in the execution of orders.

Based on the nature of the investments in both portfolios, ISJIT will invest almost exclusively in non-voting securities. To the extent that ISJIT invests in voting securities, it has delegated the voting of portfolio securities to the Investment Adviser.

CALCULATING YIELD - The yield on Trust Units (a 7-calendar-day historical yield) is calculated by first dividing the average daily net income per Portfolio Trust Unit for that 7-day period by the average daily net asset value per Trust Unit for the same period. This return is then annualized by multiplying the result times 365. The yield for the 7-day period ended September 30, 2003, for ISJIT Diversified and ISJIT DGO was 0.5074% and 0.4211%, respectively.

EXPENSES OF ISJIT - Under the current agreements between ISJIT, and the Investment Adviser, the Administrator, the Marketing Services Provider and the Custodian, each such service provider is paid an annual fee for its services. Fees are paid from each portfolio according to the schedule illustrated on this page and the following page.

DIVERSIFIED PORTFOLIO

Average Daily Net Asset Amount	Custodian Fee	Administrator Fee	Adviser Fee
Less than $100 million	.050%	.110%	.120%
For additional amounts from $100 to $150 million	.050%	.110%	.100%
For additional amounts from $150 to $200 million	.045%	.100%	.100%
For additional amounts from $200 to $250 million	.040%	.100%	.050%
For additional amounts from $250 to $300 million	.035%	.100%	.050%
For additional amounts $300 million	.035%	.090%	.050%

Average Daily Net Asset Amount	Marketing Fee
For all asset amounts	.090%

The Investment Adviser has agreed to discount its fees by 50% for the period from October 1, 2003 through March 31, 2004.

DGO PORTFOLIO

Average Daily Net Asset Amount	Custodian Fee	Administrator Fee	Adviser Fee
Less than $100 million	.050%	.110%	.120%
For additional amounts from $100 to $150 million	.050%	.110%	.100%
For additional amounts from $150 to $200 million	.045%	.100%	.100%
For additional amounts from $200 to $250 million	.040%	.100%	.050%
For additional amounts from $250 to $300 million	.035%	.100%	.050%
For additional amounts $300 million	.035%	.090%	.050%

Average Daily Net Asset Amount	Marketing Fee
For all asset amounts	.090%

The Investment Adviser has agreed to discount its fees by 50% for the period from October 1, 2003 through March 31, 2004.

These fees are based upon the average daily net assets of the respective Portfolios and are accrued daily and paid monthly.

ISJIT also pays the operating expenses incurred directly by ISJIT and its Trustees in connection with the discharge of their duties. These expenses include initial and on-going legal fees, auditing fees, out-of-pocket expenses of Trustees, and the cost of printing, mailing and other services performed independently by ISJIT. Payments of all operating expenses are accrued daily and are estimated at the annual rate of 0.03 percent of average daily net assets.

Pursuant to the Trust’s Rule 12b-1 Plan, a Participant service fee computed at the annual rate of 0.10 percent of the average daily net assets of the Portfolios is payable to the Iowa Association of School Boards (“IASB”). The fee is paid for administrative services provided by IASB to ISJIT, including clerical and administrative services in connection with meetings of the Board of Trustees, evaluation of performance of service providers, review of compliance with investment policies, providing the Board of Trustees various reports thereon, maintaining Trust records and providing marketing services. The Trust’s 12b-1 may be amended in the future, subject to Participant approval.

Expenses directly attributable to a Portfolio are accrued against the respective Portfolio. Expenses not attributable to a particular Portfolio (“general expenses”) are allocated to the Portfolios pro rata based upon the relative net asset value of the Portfolios.

For the fiscal year ending June 30, 2003, total expenses of the Portfolios amounted to 0.58 percent and 0.60 percent, respectively, of the Diversified and Direct Government Obligation Portfolios average daily net assets.

These fees and operating expenses are subject to adjustment and renegotiation as determined by the Board of Trustees and the terms of the contracts with the service providers.

TRUSTEES AND OFFICERS

The Board of Trustees has full and complete control over the business and assets of ISJIT, subject to the rights of ISJIT Participants as provided in the Declaration.

There are six voting members of the Board of Trustees. Ronald M. Rice, the Executive Director of the Iowa Association of School Boards, Inc. serves as an ex officio nonvoting member of the Board of Trustees and, pursuant to the By-laws, is Secretary for the Board. The Assistant Secretary is Larry Sigel of the Iowa Association of School Boards, Inc. and Carl Benning serves as an ex officio Board member. The names, affiliations and positions of the Board members are set forth below:

Name	Affiliation	Position
Paul Bobek	Iowa City	Treasurer
Don Friedrichsen	Holstein	Member
Jane Lichenstein	Durant	Chair
Susan McDermott	Cedar Rapids	Vice Chair
Veronica Stalker	Waukee	Member
Richard VandeKieft	Cedar Falls	Member

Of the six voting Trustees, four Trustees must be persons who are school board members and members of the board of directors of the Iowa Association of School Boards; one must be a school superintendent; and one must be a school business official. The Chairman, Vice Chairman, and Secretary serve on an Executive Committee. The Executive Committee may exercise all of the authority of the Board of Trustees except that the Executive Committee cannot create a new portfolio or series of units or change investment policies. Ex Officio Trustees have no voting power in connection with any actions that the Trustees may take on behalf of ISJIT. The Trustees have legal title to the assets of ISJIT for the benefit of the Participants. In their capacity, the Trustees function on behalf of the Participants, as the agents and fiduciaries of the Participants, to implement and administer the Declaration, as an agreement among the Participants.

Trustees are elected to terms with staggered, annual expiration dates over three years. In each year, the Trustees will elect two Trustees to serve for a term of three years. The Declaration provides that two-thirds of the Trustees may, at any time, remove a Trustee from office for cause.

If at any time a Trustee is associated as a school board member, a school superintendent or a school business official, with a school which ceases to be a Participant, such Trustee must resign.

No Trustee (whether voting or non-voting) of ISJIT will receive any compensation from ISJIT, the Investment Adviser, Administrator or Custodian for his or her services. ISJIT will reimburse the Trustees for their reasonable expenses incurred on behalf of ISJIT.

ISJIT refers to the Trustees in their capacity collectively as Trustees and not individually or personally. All persons dealing with ISJIT must look solely to the ISJIT assets for the enforcement of claims against ISJIT. The Trustees, officers and Participants do not assume any liability for obligations entered into on behalf of ISJIT. The Declaration shall not create any right, title, privilege or entitlement in any person, corporation or other legal entity except a Participant and a Person that has a direct and written contract with ISJIT. The terms and conditions of the Declaration are not intended to and shall not be construed to create any cause of action, legal or equitable, in any Person against the Participants, Trustees, officers, employees or agents of ISJIT, except as is provided by specific language in the Declaration or by specific language in written agreements or contracts entered into by the Trustees in implementing ISJIT. It is not intended and the terms of the Declaration shall not be construed so that any breach thereof by Participants, Trustees, officers, employees or agents of ISJIT creates an action at common law, tort, contract or otherwise.

A Trustee is not personally liable for a claim based upon an act or omission of the Trustee performed in the discharge of the Trustee’s duties, except for acts or omissions which involve intentional misconduct or knowing violation of the law or for a transaction from which the Trustee derives an improper personal benefit.

The Trustees are responsible for the management of ISJIT, the conduct of its affairs, and the management and distribution of ISJIT assets. However, the Trustees are not required personally to conduct all of the affairs of ISJIT. Consistent with their responsibility, the Trustees have appointed an Investment Adviser, an Administrator, and Custodian and have assigned to them such duties as the Trustees have deemed appropriate with regard to the investment, administration, record keeping, and custody of monies and investments of ISJIT.

THE INVESTMENT ADVISER

Voyageur Asset Management Inc. (“Voyageur”), headquartered at 90 South 7th Street, Suite 4300, Minneapolis, MN, 55402, an Investment Adviser registered under the Investment Advisers Act of 1940, serves as the interim investment adviser (the “Investment Adviser”) of ISJIT. Voyageur has served as ISJIT’s interim Investment Adviser since October 1, 2003 pursuant to an interim investment adviser agreement (the “Investment Adviser Agreement”) between ISJIT and Voyageur that will expire February 27, 2004, unless the Investment Adviser Agreement is approved by the Participants. Upon approval by the Participants, the Investment Adviser Agreement will remain in effect until September 30, 2005, subject to annual approval by the Board of Trustees. The Investment Adviser Agreement is not assignable and is cancelable on 60 days notice by either party without penalty.

Voyageur is a wholly-owned subsidiary of RBC Dain Rauscher Corp., which Dain Rauscher Corp. is a wholly-owned subsidiary of Royal Bank of Canada, which maintains its offices at 200 Bay Street, Toronto, Ontario, Canada M5J 2J5. Voyageur has been registered with the Securities and Exchange Commission as an investment adviser since 1983. The firm is a diversified investment adviser managing high quality fixed income and equity portfolios for institutional clients, mutual funds and other retail investment programs. Voyageur’s institutional clients are located across the United States and Canada and include numerous public entities, as well as corporations, unions, foundations and financial institutions. As of June 30, 2003, assets under management totaled approximately $20.8 billion, including $13.2 billion in cash management. Key individuals at Voyageur with involvement in the ISJIT program include Scott Cabalka, Vice president, Senior Fixed Income Portfolio Manager, who has been with Voyageur for 10 years and has 23 years of industry experience; Raye Kanzenbach, CFA, Senior Managing Director, Senior Fixed Income Portfolio Manager, who has been with Voyageur for 20 years and has 30 years of industry experience; Thomas McGlinch, CFA Senior Managing Director, Chief Investment Officer – Fixed Income, who has been with Voyageur for 4 years and has 23 years of industry experience; Pat Harris, Vice President, Institutional Sales who has been with Voyageur for 5 years; Kathleen R. Callahan, CFA Managing Director, Institutional Sales, who has been with Voyageur for 5 years and in the industry for 17 years. Scott Cabalka specializes in the management of cash and short duration investment portfolios and has day-to-day responsibility for the investment management of the ISJIT DGO and Diversified portfolios. He reports to Raye Kanzenbach, who is Chief Investment Officer of the RBC Dain Rauscher Great hall Investment Funds, and also heads up Voyageur’s municipal bond investment management. Thomas McGlinch oversees all taxable fixed income investment and research as Chief Investment officer of Fixed Income for Voyageur. Kathleen Callahan and Pat Harris are responsible for sales, marketing and relationship management for Voyageur. These individuals are all located at the firm’s headquarters in Minneapolis, Minnesota. The Investment Adviser furnishes ISJIT with advice with respect to ISJIT operations and the investment of its assets, subject to and in conformity with the Declaration and the policies adopted by the Board of Trustees.

For the fiscal year ended June 30, 2003, Voyageur did not receive any fees for investment advisory services from either Portfolio of ISJIT.

THE PREVIOUS INVESTMENT ADVISER

Investors Management Group, Inc. (“IMG), a wholly-owned subsidiary of AMCORE Financial Inc., was the investment adviser of ISJIT until the end of September 2003. For the fiscal year ended June 30, 2003, the fees paid by the Diversified Portfolio and the DGO Portfolio to IMG for investment advisory services amounted to $342,547.07 and $61,346.92 respectively, or approximately 0.14 percent and 0.15 percent, respectively, of the Fund’s average net assets.

THE ADMINISTRATOR

Bankers Trust Company, N.A. (“Bankers Trust”), 665 Locust, P.O. Box 897, Des Moines, IA 50304-0897, serves as the administrator of ISJIT (the “Administrator”). Bankers Trust has served as ISJIT’s Administrator since October 1, 2003 pursuant to an administrator agreement (the “Administrator Agreement”) between ISJIT and Bankers Trust that will expire February 27, 2004, unless the Investment Adviser Agreement is approved by the Participants. Upon approval of the Investment Adviser Agreement by the Participants, the Administrator Agreement will remain in effect until September 30, 2006, subject to annual approval by the Board of Trustees. The Administrator Agreement is not assignable and is cancelable on 60 days notice by either party, subject to the terms of the Administrator Agreement. The Administrator provides daily account services to Participants; determines and allocates income of ISJIT; administers all Portfolio Unit transactions; provides administrative personnel, equipment and office space to ISJIT;

determines the net asset value of ISJIT on a daily basis; and performs all related administrative services for ISJIT.

THE MARKETING SERVICES PROVIDER

Midamerica Investment Advisory Group, Inc (“Midamerica”) 665 Locust Street, Des Moines, IA 50309, serves as Marketing Services Provider to ISJIT. Midamerica has served as Marketing Services Provider since October 1, 2003 pursuant to the marketing service agreement (the “Marketing Service Agreement”) between ISJIT and Midamerica that will expire on February 27, 2004, unless the Investment Advisory Agreement is approved by the Participants. Upon approval of the Investment Adviser Agreement by the Participants, the Marketing Service Agreement will remain in effect until September 30, 2006. The ISJIT agreement with the Marketing Services Provider is approved annually by the Trustees, not assignable, and is cancelable on 60 days notice by either party without penalty. The Marketing Services Provider markets the ISJIT program to eligible Participants and potential Participants; develops and provides promotional material and other Participant communication in conjunction with ISJIT and other ISJIT service providers; works with Participants, the IASB Cash Management Advisory Committee, the Trustees, and IASB to enhance services; and performs all related marketing services for ISJIT.

THE CUSTODIAN

Wells Fargo Bank Iowa, N.A., 666 Walnut, P.O. Box 837, MAC N8200-034, Des Moines, Iowa 50304-0837, acts as Custodian for ISJIT pursuant to a Custodian Agreement. The Custodian will hold in a separate account all investment instruments and monies, including cash received for each Portfolio. Subject to the terms and conditions of the Custodian Agreement, the Custodian may register or transfer assets of ISJIT into the Custodian’s name or the name of a nominee or nominees provided that the books and records of the Custodian at all times show that such accounts are a part of ISJIT. All ISJIT security transactions are handled on the basis of delivery versus payment of the Custodian or its nominee or nominees. The ISJIT agreement with the Custodian is approved annually by the Trustees, not assignable, and is cancelable on 60 days notice by either party without penalty. It will remain in effect until June 30, 2005.

ADMINISTRATIVE AND DISTRIBUTION

RELATED SERVICES

The Trust has adopted a Rule 12b-1 Plan (“Plan”) which permits the Trust to pay for certain distribution related expenses for the sale and distribution of its units. Because the fees are paid out the Trust assets on an ongoing basis, over time these fees will increase the costs of your investment. Under the Plan, the Trust pays the Iowa Association of School Boards, (“IASB”), a fee at the annual rate of 0.10 percent of average net assets for providing to the Trust various administrative services, including clerical and administrative services in connection with meetings of the Board of Trustees, evaluation of performance of service providers, review of compliance with investment policies, providing marketing assistance, providing the Board of Trustees various reports thereon, and maintaining trust records. IASB was instrumental in facilitating the establishment of the Trust which was and is intended to assist Iowa schools in cash management, thereby lessening the burdens of government. The Executive Director of IASB serves as Secretary of ISJIT. The Plan is approved annually by the Trustees only after careful consideration of whether there is a reasonable likelihood that the Plan will benefit the Trust and the Participants. The Trust’s 12b-1 may be amended in the future, subject to Participant approval.

TAXES

ISJIT is of the opinion that ISJIT is not subject to Federal or Iowa income tax and that distributions received by Participants are not taxable to them.

REPORTS TO PARTICIPANTS

Participants receive an “advice of activity” confirming all transactions processed. Participants will receive a monthly statement summarizing all activity on each account opened with ISJIT. This statement will include a list of all investments currently held by ISJIT for the Participant. In addition, Participants will be provided monthly performance information illustrating historical investment performance and yield. ISJIT will issue unaudited semi-annual reports which will include a list of securities owned by ISJIT and complete financial statements. It will also issue an annual report containing a financial report audited by the ISJIT independent auditors, KPMG LLP.

DECLARATION OF TRUST

ISJIT was established as of October 1, 1986, as a common law trust under the laws of the State of Iowa by the adoption and execution of a Joint Powers Agreement and Declaration by the Iowa Association of School Boards, the Southeast Polk Community School District and the Pella Community School District, which served as the initial Participants. Additional Iowa schools (including 28E organizations) whose boards of directors are members in good standing of the Iowa Association of School Boards, Inc., may become Participants in the manner described in this Information Statement. The Declaration was amended November 1, 1988 and May 1, 1993, and restated as of May 1, 1993.

Each potential Participant is given a copy of the Declaration before it becomes a Participant. The summary of the Declaration given herein is qualified in its entirety by reference to the full text of the Declaration.

DESCRIPTION OF TRUST UNITS - The Declaration authorizes an unlimited number of full and fractional Trust Units which may be issued in series. All Trust Units of each series participate equally in the allocation of distributions and have equal liquidation and other rights pertaining to that series. The Trust Units have no conversion, exchange or preemptive rights.

For all matters requiring a vote of Participants, each Participant is entitled to one vote with respect to each matter. It is not necessary for a Participant to hold any minimum number of Trust Units to be entitled to vote. Participants are not entitled to cumulative voting.

No Trust Units may be transferred to any transferee other than ISJIT itself at the time of redemption.

PARTICIPANT LIABILITY - The Declaration provides that Participants will not be subject to any liability whatsoever in tort, contract or otherwise to any other person or persons in connection with ISJIT property or the affairs of ISJIT. Any Participant made a party to any suit or proceedings to assert or enforce any such liability shall not on account thereof be held to any personal liability.

TERMINATION OF THE DECLARATION - ISJIT may be terminated by the affirmative vote of a majority of Participants entitled to vote at any meeting of Participants or by an instrument in writing, without a meeting, signed by a majority of the Trustees and consented to by not less than a majority of the Participants entitled to vote.

AMENDMENT OF THE DECLARATION - The Declaration may be amended at any meeting of Participants or by an instrument or instruments in writing, by the affirmative vote or signed approval of a majority of the Participants. The Trustees, from time to time, by a two-thirds vote of the Trustees and after fifteen days prior written notice to the Participants, may amend the Declaration without the vote or consent of the Participants, to the extent they deem necessary to conform the Declaration to the requirements of applicable laws or regulations, or any interpretation thereof by a court or other governmental agency; but the Trustees shall not be liable for failing to do so.

WITHDRAWAL - A Participant may withdraw from ISJIT at any time by notifying the Trustees as specified in the Declaration.

DEFINITIONS - Unless otherwise expressly defined herein, words that are capitalized in this Information Statement have the meaning defined in the Joint Powers Agreement and Declaration.

INDEPENDENT AUDITORS

KPMG LLP, 2500 Ruan Center, Des Moines, Iowa 50309, serves as the ISJIT independent auditors.

DOCUMENT COPIES

Copies of the Joint Powers Agreement and Declaration, the Investment Adviser Agreement, the Administrator Agreement and the Custodian Agreement can be obtained from the ISJIT Sponsor, Iowa Association of School Boards, 700 2nd Ave., Ste. 100, Des Moines, IA 50309.

INSTRUCTIONS AND APPLICATION FORM

How to Open Accounts with the Iowa Schools Joint Investment Trust (ISJIT)

Any Iowa School Corporation (or 28E organizations whose members are Iowa School Corporations) whose board of directors are members in good standing with the Iowa Association of School Boards, Inc., may join ISJIT as a “Participant” and take full advantage of its investment programs.

A School Corporation (or 28E organization) that wishes to open an account with ISJIT and become a Participant should complete forms A and B.

FORM A (Model Resolution)

The board of directors of the School Corporation or 28E organization must adopt a resolution in the form as provided by the model resolution. The adopted resolution must be certified using the certificate provided. The resolution authorizes the School Corporation to become a Participant of ISJIT and adopts the Joint Powers Agreement and Declaration. It also designates the officials of the School Corporation authorized to effect transactions with ISJIT. Form A must be completed with the School Corporation name, the names, titles and signatures of authorizing officials, the signatures of the board president and secretary and a certification signed and notarized by the board secretary. The School must include a copy of the resolution along with a copy of the Joint Powers Agreement and Declaration in the minutes of the meeting at which the resolution is approved.

FORM B (Application Form)

This form must be completed and signed by a school official authorized by board resolution to transact business with ISJIT. Form B provides all applicable information about the School Corporation and the local depository bank. After an application is received by the ISJIT Administrator, it will take approximately two days to open an account and assign an account number. Once the account is open, the Participant may make its initial investment according to the “Instructions for Investment and Withdrawals” given at the back of this publication. Supplemental Form B should be used for opening additional accounts.

For more information regarding the opening of an account or the use of automated clearinghouse transfer, please call the ISJIT Administrator toll-free (800) 872-0140.

NOTE: The completed Form A should be mailed to the ISJIT sponsor at:

ISJIT

Iowa Association of School Boards

700 2nd Ave., Ste. 100

Des Moines, IA 50309-1731

Completed Form B should be mailed to the ISJIT Administrator at the following address:

Iowa Schools Joint Investment Trust

c/o Bankers Trust Company, N.A.

P.O. Box 897

Des Moines, Iowa 50304-0897

IOWA SCHOOLS JOINT INVESTMENT TRUST (ISJIT)

RESOLUTION

FORM A	Date

The Board of Directors (the “Board”) of the                              (the “School Corporation”), met in                                  (regular or special) session, at the                                     ,                                         , Iowa at              o’clock, on the above date. There were present, President                                         , in the chair, and the following named Board Members:

Absent:

Director              introduced the following resolution entitled “Resolution Authorizing the Adoption of a Joint Powers Agreement and Declaration for the IOWA SCHOOLS JOINT INVESTMENT TRUST (“ISJIT”) and Authorizing Participation Therein,” and moved its adoption. Director              seconded the motion to adopt. The roll was called and the vote was:

Ayes:                                                   Nays:

RESOLUTION AUTHORIZING THE APPROVAL OF A

JOINT POWERS AGREEMENT AND DECLARATION OF TRUST

FOR THE IOWA SCHOOLS JOINT INVESTMENT TRUST

AND AUTHORIZING PARTICIPATION THEREIN

WHEREAS, the Iowa Association of School Boards, Inc., is a nonprofit corporation organized and existing under the laws of the State of Iowa; the Pella Community School District and the Southeast Polk Community School District in the State of Iowa are municipal corporations and political subdivisions organized under and by virtue of the laws and Constitution of the State of Iowa; and

WHEREAS, the Iowa Association of School Boards, Inc., the Pella Community School District and the Southeast Polk Community School District have approved the Joint Powers Agreement and Declaration and have established the Iowa Schools Joint Investment Trust as of October 1, 1986; and

WHEREAS, Iowa Code section 28E.1 permits political subdivisions to make efficient use of their powers enabling them to provide joint services with other agencies and to cooperate in other ways of mutual advantage, and to exercise and enjoy jointly any powers, privileges or authority exercised or capable of being exercised by the School Corporation with any other school corporation or public agency of this state or private agencies for joint or cooperative action; and

WHEREAS, Iowa Code section 279.29 empowers school corporations to invest their monies pursuant to a joint investment agreement; and

WHEREAS, this Board desires to adopt and enter into the Joint Powers Agreement and Declaration as amended, and it is in the best interest of this School Corporation to participate in the Iowa Schools Joint Investment Trust for the purpose of the joint investment of this School Corporation’s monies with other school corporations so as to enhance investment earnings accruing to each; and

WHEREAS, this Board deems it to be advisable for this School Corporation to make use of the Fixed Term Automated Investment Program available to Participants of ISJIT;

NOW, THEREFORE, BE IT RESOLVED:

Section 1. The Joint Powers Agreement and Declaration is approved and adopted. This School Corporation joins with the other school corporations in accordance with the Joint Powers Agreement and Declaration as amended, which is incorporated herein by reference with the same effect as if it had been set out verbatim in this Resolution. A copy of the Joint Powers Agreement and Declaration as amended is filed in the minutes of this meeting. The President and Secretary of this Board are authorized and directed to take actions and execute documents necessary to effect the entry of this School Corporation into the Declaration to carry out the intent and purposes of this Resolution.

Section 2. This School Corporation is hereby authorized to invest its available monies from time to time and to withdraw such monies from time to time in accordance with the provisions of the Joint Powers Agreement and Declaration and the Fixed Term Automated Investment Program of ISJIT.

Section 3. The following officers and officials of this School Corporation and their respective successors in office, are designated as “Authorized Officials”, with full power and authority to invest and withdraw monies of this School Corporation in accordance with the Joint Powers Agreement and Declaration and pursuant to the Fixed Term Automated Investment Program of ISJIT. The Board Secretary must notify ISJIT of any changes in Authorized Officials in accordance with procedures established by ISJIT.

Printed Name	Signature	Title

Printed Name	Signature	Title

Printed Name	Signature	Title

Section 4. Payment for Fixed Term Automated Investments is authorized to be made from the School Corporation’s designated ISJIT Account. Interest and principal payments of investments shall be credited to the School Corporation’s designated ISJIT account. Fixed Term Automated Investments shall be held by the Custodian in the name of ISJIT for the account of the School Corporation.

Section 5. The Trustees of ISJIT are designated as having official custody of this School Corporation’s monies, which are invested in accordance with the Joint Powers Agreement and Declaration and any monies invested in accordance with ISJIT’s Fixed Term Automated Investment Program.

Section 6. ISJIT is authorized to designate and name depositories and to file Form CPE-31019, to execute documents, and to take necessary actions to purchase and make payment, sell, secure, or take payment of principal and interest. Certificates of Deposit must be purchased only from financial institutions designated by ISJIT, which are approved depositories as prescribed in Iowa Code chapter 573.

Section 7. Authorization is given for members of this Board and officials of this School Corporation to serve as Trustees of ISJIT from time to time, if selected, pursuant to the provisions of the Joint Powers Agreement and Declaration.

Section 8. Unless otherwise expressly defined herein, words that are capitalized in this Resolution have the meanings defined in the Joint Powers Agreement and Declaration.

Passed and approved this                                 day of                                         ,                         .

_____________________________

President

ATTEST:

                  Secretary

Mail one original copy of this form and the secretary’s certification to ISJIT Sponsor:

Iowa Schools Joint Investment Trust, c/I Iowa Association of School Boards, 700 2nd Ave., Ste. 100, Des Moines, IA 50309-1731.

IOWA SCHOOLS JOINT INVESTMENT TRUST

FORM A CERTIFICATE

STATE OF IOWA	)
	)	SS:
COUNTY OF	)

I, the undersigned Secretary of                                                                          , State of Iowa, certify that attached is a complete copy of the records of this School Corporation, and the same is a complete copy of the action taken by the Board of Directors with respect to this matter at the meeting held on this date; these proceedings remain in full force and effect and have not been amended or rescinded in any way; that the meeting and all action was publicly held in accordance with a Notice of Public Meetings and tentative agenda, a copy of which was timely served on each member of the Board and posted on a bulletin board or other prominent place easily accessible to the public and clearly designated for that purpose, at the principal office of the School Corporation and in accordance with the provisions of Iowa Code chapter 21, with at least 24 hours advance notice to the public and media as required by law and with members of the public present in attendance.

I further certify that the individuals named were on this date lawfully possessed of their respective offices as indicated, that no vacancy existed except as may be stated in these proceedings, and that no controversy or litigation is pending, prayed or threatened involving the incorporation, organization, existence or boundaries of the School Corporation or the right of the individuals named as officers to their respective positions.

Witness my hand hereto affixed this                      day of                                         ,                         .

By  _______________________________

Secretary

Subscribed and sworn to before me on the                      day of                                         ,                      .

_______________________________

Notary Public

IOWA SCHOOLS JOINT INVESTMENT TRUST

APPLICATION FORM

FORM B

I.	BASIC INFORMATION

Name of School Corporation

Mailing Address

Contact Person and Title

Telephone Number (_______) ________________

II.	ISJIT ACCOUNT INFORMATION

Authority is given to Bankers Trust Company, N.A., as ISJIT Administrator to open the following Account(s).

________________________________________________________________________________________________________

Name to appear on this Account (e.g. General Fund, Schoolhouse Fund, etc.)

Name of local depository for funds transfer____________________________________________________________________

City___________________________________________________________________________________________________

Telephone Number (_______) ________________

Depository Account Number to be accessed ___________________________________________________________________

Checking    ❑                    Savings    ❑

(FOR YOUR PROTECTION, EACH ISJIT ACCOUNT MAY ACCESS ONLY ONE DEPOSITORY ACCOUNT.)

Local depository ABA Routing Number: ______________________________________________________________________

(THIS CAN BE OBTAINED FROM THE BOTTOM OF A BLANK CHECK OR BY CALLING YOUR DEPOSITORY.)

**TO OPEN ADDITIONAL ISJIT ACCOUNTS USE SUPPLEMENTAL FORM B**

III.	DEPOSIT/WITHDRAWAL INFORMATION AND AUTHORIZATION

Authorization is given to Bankers Trust Company, N.A., as ISJIT Administrator, to honor any request believed to be authentic for investment to or withdrawal from the ISJIT Accounts. Monies will be transferred only upon telephone, written or personal notice from an authorized official of the School Corporation. Upon notification, Bankers Trust Company, N.A. will initiate debit and credit entries to the local depository account(s) indicated and the local depository(ies) are authorized to further debit and credit the same to the accounts(s). Transfer must be made by Automated Clearinghouse Transfer (ACH), if available, unless otherwise directed by the School Corporation. There is no direct charge for ACH transfers.

IV.	INFORMATION STATEMENT AND DECLARATION

It is certified that the School Corporation has received a copy of the Information Statement of ISJIT and a copy of the Joint Powers Agreement and Declaration and agrees to be bound by the terms of such documents.

V.	EFFECTIVENESS OF APPLICATION FORM

The information, certifications and authorizations set forth on this application form remain in full force and effect until the ISJIT Administrator receives written notification of a change.

VI.	APPLICATION SIGNATURE

Application is made and executed this ____________ day of ____________, ____________.

Name: _____________________________        Title: ________________________________

Signature: ______________________________

This application form must be signed by a school official authorized by board resolution to transact business with ISJIT. (See resolution Form A for Authorized Officials). Mail this form along with Form A to the ISJIT Administrator.

SUPPLEMENTAL FORM B

TO BE USED FOR OPENING ADDITIONAL ACCOUNTS

IOWA SCHOOLS JOINT INVESTMENT TRUST

School Corporation _______________________________________

ISJIT ACCOUNT INFORMATION

Authority is given to Bankers Trust Company, N.A., as ISJIT Administrator, to open the following Account(s).

Name to appear on this Account (e.g. General Fund, Schoolhouse Fund, etc.)

_______________________________________________________________________________________________

Name of local depository for funds transfer ____________________________________________________________

City ___________________________________________________

Telephone Number             (_______) ________________

Depository Account Number to be accessed ____________________________________________________________

Checking    ❑                    Savings    ❑

(For your protection, each ISJIT Account may access only one depository account.)

Local depository ABA Routing Number: ______________________________________________________________

                                                     (This can be obtained from the bottom of a blank check or by calling your depository.)

Name to appear on this Account (e.g. General Fund, Schoolhouse Fund, etc.)

_______________________________________________________________________________________________

Name of local depository for funds transfer ____________________________________________________________

City ___________________________________________________

Telephone Number             (_______) ________________

Depository Account Number to be accessed ____________________________________________________________

Checking    ❑                    Savings    ❑

(For your protection, each ISJIT Account may access only one depository account.)

Local depository ABA Routing Number: ______________________________________________________________

                                                     (This can be obtained from the bottom of a blank check or by calling your depository.)

_______________________________

Signature of Authorized Official

This form may be photocopied

INSTRUCTIONS FOR

MAKING INVESTMENTS

TO MAKE AN INVESTMENT BY AUTOMATED CLEARINGHOUSE (ACH) DEBIT:

(Interest always begins the following business day)

1.	Call (800) 872-0140 prior to 3:00 p.m. and an ISJIT representative will answer - “Iowa Schools Cash Management.”

2.	Say: “This is (Your Name) with ____________ School Corporation, ISJIT account number ____________, with an ACH Investment, in the amount of $____________. My local checking/savings account number is ____________.”

3.	The ISJIT representative will repeat the information given and acknowledge that the Investment is accepted.

NOTE: Notice must be received prior to 3:00 p.m. to begin earning interest the next business day.

TO MAKE AN INVESTMENT BY WIRING MONIES:

(Interest begins same day)

1.	Call (800) 872-0140 prior to 10:00 a.m. and an ISJIT representative will answer - “Iowa Schools Cash Management.”

2.	Say: “This is (Your Name) with ____________ School Corporation, ISJIT account number ____________ with a wire investment in the amount of $____________. This will be coming from (Financial Institution Name and Location).”

3.	The ISJIT representative will repeat the information given and acknowledge the investment.

4.	Instruct your local Financial Institution to wire monies to Wells Fargo Bank Iowa, N.A., Des Moines, ABA #073000228, credit #0007075056, Iowa Schools Joint Investment Trust, further credit to (School Corporation and ISJIT account number).

NOTE: To be credited the same day, the Participant must call before 10:00 a.m. and the local financial institution must deposit money with the federal reserve wire system no later than 11:00 a.m.

TO MAKE AN INVESTMENT BY CHECK OR BANK DRAFT:

(This option is available but not recommended since the ISJIT account is not posted the same day that the check is received.)

Please call 1-800-872-4024 and an ISJIT representative will assist you.

INSTRUCTIONS FOR

MAKING WITHDRAWALS

TO MAKE A WITHDRAWAL BY AUTOMATED CLEARINGHOUSE (ACH) CREDIT:

(Monies transferred next business day after request)

1.	Call (800) 872-0140 prior to 3:00 p.m. and an ISJIT representative will answer - “Iowa Schools Cash Management.”

2.	Say: “This is (Your Name) with ____________ School Corporation, ISJIT account number ____________ with an ACH withdrawal request, in the amount of $____________. My local checking/savings account number is ____________.”

3.	The ISJIT representative will repeat the information given and acknowledge the withdrawal.

NOTE: Notice must be received prior to 3:00 p.m. for monies to be on deposit in your local bank the next business day.

TO MAKE A WITHDRAWAL BY WIRING MONIES:

(Monies transferred same day)

1.	Call (800) 872-0140 prior to 10:00 a.m. and an ISJIT representative will answer: - “Iowa Schools Cash Management.”

2.	Say: “This is (Your Name) with ____________ School Corporation, ISJIT account number ____________, with a wire withdrawal request, in the amount of $____________.”

3.	Provide instructions for wiring, including local financial institution, location, account number, and name and telephone number of a contact person at that financial institution.

4.	The ISJIT representative will repeat the information given and acknowledge the withdrawal.

NOTE: Notice must be received prior to 10:00 a.m. for transfers to be made the same day.

TO RECEIVE A CHECK BY MAIL:

(This option is available but not recommended since the ISJIT account is posted the same day the check is written)

Please call (800) 872-0140 and an ISJIT representative will assist you.

IOWA SCHOOLS JOINT INVESTMENT TRUST

STATEMENT OF ADDITIONAL INFORMATION

October 30, 2003

This Statement of Additional Information is not a prospectus. This Statement of Additional Information relates to the Information Statement dated October 30, 2003 and should be read in conjunction therewith. A copy of the Information Statement may be obtained from the Iowa Schools Joint Investment Trust, Iowa Association of School Boards, 700 2nd Ave., Ste. 100, Des Moines, IA 50309.

FUND HISTORY

ISJIT has been established under Iowa law pursuant to Iowa Code chapter 28E and section 279.29, which authorize Iowa schools to jointly invest monies pursuant to a joint investment agreement. ISJIT was established by adoption of a Joint Powers Agreement and Declaration of Trust establishing the Iowa Schools Joint Investment Trust as of October l, l986 and amended as of November 1, 1988 and May 1, 1993 (the “Declaration”). An Iowa school corporation whose board of directors is a member of the Iowa Association of School Boards can become a Participant in ISJIT by submitting an application and a certified copy of the form of authorizing resolution contained therein to Iowa Schools Joint Investment Trust, c/o Iowa Association of School Boards, 700 2nd Ave., Ste. 100, Des Moines, IA 50309. See “Instructions and Application Form”.

INVESTMENT OBJECTIVES, POLICIES AND RESTRICTIONS

The units of beneficial interest (“Trust Units”) in the Iowa Schools Joint Investment Trust (“ISJIT” or the “Trust”) are offered in series. This Statement of Additional Information only relates to the two series designated Diversified Portfolio and Direct Government Obligations Portfolio (sometimes referred to herein as a “Portfolio” or, collectively, as the “Portfolios”). The investment objectives and policies of the Portfolios are set forth in the Information Statement. Certain additional investment information is set forth below.

INVESTMENT RESTRICTIONS.

The Trust Portfolios are available for investment only by Iowa school corporations pursuant to Iowa Code chapter 28E and section 12B.10 and 279.29 thereof. As a result, the Trust is only permitted to invest in securities which such school corporations are permitted to invest in under Iowa law as it presently exists or as it may be amended in the future.

In addition to the investment objectives and policies set forth in the Information Statement, each of the Portfolios is subject to certain investment restrictions, as set forth below, which may not be changed without the vote of a majority of the Participants in a Portfolio. “Majority,” as used in the Information Statement and in this Statement of Additional Information, means the lesser of (a) 67 percent of the Trust’s or a Portfolio’s outstanding Trust Units voting at a meeting of Participants at which more than 50 percent of the outstanding Trust Units are represented in person or by proxy or (b) a majority of the Trust’s or a Portfolio’s outstanding Trust Units.

Unless otherwise specified below, none of the Portfolios will:

1.	Invest more than 5 percent of the value of their total assets in the securities of any one federally insured Iowa depository institution (other than securities of the U.S. government or its agencies or instrumentalities).

2.	Invest 25 percent or more of the value of their total assets in the securities of issuers conducting their principal business activities in any one industry, including financial institutions. This restriction does not apply to securities of the U.S. government or its agencies and instrumentalities and repurchase agreements relating thereto.

3.	Issue any senior securities (as defined in the Investment Company Act of 1940, as amended).

4.	Mortgage, pledge or hypothecate their assets.

5.	Make short sales of securities or maintain a short position.

6.	Purchase any securities on margin.

7.	Write, purchase or sell puts, calls or combinations thereof.

8.	Purchase or sell real estate or real estate mortgage loans.

9.	Purchase or sell commodity contracts, including futures contracts.

10.	Borrow or make loans, provided that ISJIT may make Permitted Investments.

11.	Invest in restricted securities or invest more than 10 percent of the Portfolio’s net assets in repurchase agreements with a maturity of more than seven days, and other liquid assets, such as securities with no readily available market quotation.

12.	Underwrite the securities of other issues.

13.	Invest in any securities in contravention of the provisions of Rule 2a-7 of the Investment Company Act of 1940 as it presently exists or as it may hereafter be amended.

The Trust may invest Portfolio assets pursuant to the maximum extent possible by Iowa law governing investments by public agencies and Rule 2a-7 and any change in the restrictions of Iowa law governing investments by public agencies and Rule 2a-7 shall be deemed to be adopted by the Trust, and such change shall not require the approval of Participants.

Any investment restriction or limitation referred to above or in the Information Statement, which involves a maximum percentage of securities or assets shall not be considered to be violated unless an excess over the percentage occurs immediately after an acquisition of securities or utilization of assets and results therefrom.

OTHER POLICIES—NONFUNDAMENTAL

In addition to the above investment restrictions and those fundamental policies set forth in the Information Statement, the Board of Trustees has adopted other policies as set forth below which are nonfundamental and which can be changed without Participant approval. These investment policies are intended to comply with Iowa Code chapter 12B.

The Investment Policy of the Trust applies to all funds invested on behalf of Participants accounted for in the Trust’s financial statements. Each investment made pursuant to this Investment Policy must be authorized by applicable law and this written Investment Policy.

Upon passage and upon future amendment, if any, copies of this Investment Policy shall be delivered to all of the following:

1.	The ISJIT Board of Trustees.

2.	All ISJIT depository institutions or fiduciaries.

3.	The auditor engaged to audit any fund of ISJIT.

DELEGATION OF AUTHORITY

The responsibility for conducting ISJIT investment transactions resides with the ISJIT Board of Trustees. Certain responsibilities have been delegated to the Executive Committee, the Investment Adviser, the Custodian, the Administrator and the Marketing Service Provider (the “Service Providers”) pursuant to the Adviser Agreement, the Custodian Agreement, the Administrator Agreement, the Marketing Service Agreement with amendments as may be adopted from time to time and the current Information Statement (the “Documents”).

Each Service Provider shall individually notify the ISJIT Board of Trustees in writing within thirty days of receipt of all communication from the auditor of any Service Provider or any regulatory authority of the existence of a material weakness in internal control structure of the Service Provider or regulatory orders or sanctions regarding the type of services being provided to ISJIT by the Service Provider.

The records of investment transactions made by or on behalf of ISJIT are public records and are the property of ISJIT whether in the custody of ISJIT or in the custody of a fiduciary or other third party.

OBJECTIVES OF INVESTMENT POLICY

The primary objectives, in order of priority, of all investment activities involving the financial assets of ISJIT shall be the following:

1.	Safety: Safety and preservation of principal in the overall portfolio is the foremost investment objective.

2.	Liquidity: Maintaining the necessary liquidity to match expected liabilities is the second investment objective.

3.	Return: Obtaining a reasonable return is the third investment objective.

PRUDENCE

The Board of Trustees, when providing for the investment or deposit of public funds in the ISJIT program, shall exercise the care, skill, prudence and diligence under the circumstances then prevailing that a person acting in a like capacity and familiar with such matters would use to attain the investment objectives.

OTHER PROHIBITED INVESTMENT PRACTICES

At no time will ISJIT invest pursuant to a contract providing for the compensation of an agent or fiduciary based upon the performance of the invested assets. Furthermore, if a fiduciary or other third party with custody of public investment transaction records of ISJIT fails to produce records when requested by ISJIT or its agent within a reasonable time, ISJIT shall make no new investment with or through the fiduciary or third party and shall not renew maturing investments with or through the fiduciary or third party.

SAFEKEEPING AND CUSTODY

All invested assets of Participants in the Portfolios, or in the Fixed Term Program, shall be held in accordance with the Custodian Agreement.

All invested assets eligible for physical delivery shall be secured by having them held at a third party custodian. All purchased investments shall be held pursuant to a written third party custodial agreement requiring delivery versus payment. No assets may be delivered out of the ISJIT account without full payment (no “free deliveries” shall be permitted).

REPORTING

The Service Providers shall submit all reports required in the Documents.

TRUSTEES AND EXECUTIVE OFFICERS

The Board of Trustees has full and complete control over the business and assets of ISJIT, subject to the rights of ISJIT Participants as provided in the Declaration.

There are six voting members of the Board of Trustees. Ronald M. Rice, the Executive Director of the Iowa Association of School Boards, Inc. serves as an ex officio nonvoting member of the Board of Trustees and, pursuant to the By-laws, is Secretary for the Board. The Assistant Secretary is Larry Sigel of the Iowa Association of School Boards, Inc. and Carl Benning serves as an ex officio Board member. There are no committees.

Of the six voting Trustees, four Trustees must be persons who are school board members and members of the board of directors of the Iowa Association of School Boards; one must be a school superintendent; and one must be a school business official. The Chairman, Vice Chairman, and Secretary serve on an Executive Committee. The Executive Committee may exercise all of the authority of the Board of Trustees except that the Executive Committee cannot create a new portfolio or series of units or change investment policies. Ex Officio Trustees have no voting power in connection with any actions that the Trustees may take on behalf of ISJIT. The Trustees have legal title to the assets of ISJIT for the benefit of the Participants. In their capacity, the Trustees function on behalf of the Participants, as the agents and fiduciaries of the Participants, to implement and administer the Declaration, as an agreement among the Participants.

Trustees are elected to terms with staggered, annual expiration dates over three years. In each year, the Trustees will elect two Trustees to serve for a term of three years. The Declaration provides that two-thirds of the Trustees may, at any time, remove a Trustee from office for cause.

If at any time a Trustee is associated as a school board member, a school superintendent or a school business official, with a school which ceases to be a Participant, such Trustee must resign.

No Trustee (whether voting or non-voting) of ISJIT will receive any compensation from ISJIT, the Investment Adviser, Administrator or Custodian for his or her services. ISJIT will reimburse the Trustees for their reasonable expenses incurred on behalf of ISJIT.

ISJIT refers to the Trustees in their capacity collectively as Trustees and not individually or personally. All persons dealing with ISJIT must look solely to the ISJIT assets for the enforcement of claims against ISJIT. The Trustees, officers and Participants do not assume any liability for obligations entered into on behalf of ISJIT. The Declaration shall not create any right, title, privilege or entitlement in any person, corporation or other legal entity except a Participant and a Person that has a direct and written contract with ISJIT. The terms and conditions of the Declaration are not intended to and shall not be construed to create any cause of action, legal or equitable, in any Person against the Participants, Trustees, officers, employees or agents of ISJIT, except as is provided by specific language in the Declaration or by specific language in written agreements or contracts entered into by the Trustees in implementing ISJIT. It is not intended and the terms of the Declaration shall not be construed so that any breach thereof by Participants, Trustees, officers, employees or agents of ISJIT creates an action at common law, tort, contract or otherwise.

A Trustee is not personally liable for a claim based upon an act or omission of the Trustee performed in the discharge of the Trustee’s duties, except for acts or omissions which involve intentional misconduct or knowing violation of the law or for a transaction from which the Trustee derives an improper personal benefit.

The Trustees are responsible for the management of ISJIT, the conduct of its affairs, and the management and distribution of ISJIT assets. However, the Trustees are not required personally to conduct all of the affairs of ISJIT. Consistent with their responsibility, the Trustees have appointed an Investment Adviser, an Administrator, and Custodian and have assigned to them such duties as the Trustees have deemed appropriate with regard to the investment, administration, record keeping, and custody of monies and investments of ISJIT.

The operations of the Trust are governed by a Board of Trustees (“Board of Trustees”) and various officers elected from time to time. The names, addresses and principal occupations during the past five years of the Trustees and executive officers of the Trust are:

Name and Address	Age	Position with Trust	Term of Office and Length of Time Served	Principal Occupation (last five years)	Other Directorships Held	Number of Fund Portfolios Overseen by Director

Carl Benning 930 Greenfield Waverly, Iowa, 50147-0197	57	Ex Officio Member	No specified term 3.7 years	Treasurer Iowa Association of School Boards	None	Diversified and DGO

Paul Bobek Iowa City Community School District 509 S Dubuque St Iowa City, IA 52240	39	Trustee and Treasurer	Sept. 2005 0.8 years	School Executive Director of Administrative Services	None	Diversified and DGO

Don Friedrichsen Galva-Holstein Community School District 1602 Hwy 59 Holstein, IA 51025-9509	56	Trustee	Sept. 2005 0.5 years	Farmer	None	Diversified and DGO

Jane Lichtenstein Durant, Iowa 52747-9585	53	Trustee and Chair	Sept. 2004 2.8 years	Teacher	None	Diversified and DGO

Susan McDermott Cedar Rapids, Iowa 52747-9585	62	Trustee and Vice Chair	Aug. 2006 1.8 years	Volunteer	None	Diversified and DGO

Ronald Rice 700 Second Avenue, Suite 100 Des Moines, Iowa 50309-1731	62	Secretary Ex-Officio Trustee	Sept. 2004 7.2 years	Iowa Association of School Boards Executive Director	None	Diversified and DGO

Larry Sigel 700 Second Avenue, Suite 100 Des Moines, Iowa 50309-1731	38	Assistant Secretary Ex-Officio Trustee	Aug. 2004 1.8 years	Iowa Association of School Boards	None	Diversified and DGO

Veronica Stalker Waukee, Iowa 52747-9585	60	Trustee	Aug. 2006 1.5 years	School Superintendent	None	Diversified and DGO

Richard Vande Kieft Cedar Falls, Iowa 50613	63	Trustee	Sept. 2004 5.2 years	Retired Dec. 1999 Processing Engineer	None	Diversified and DGO

The Board of Trustees does not include any person who is deemed to be an “interested person” as defined in Section 2(a)(19) of the Investment Company Act of 1940 (“1940 Act”). Ex Officio Trustees have no voting power in connection with any actions that the Trustees may take on behalf of ISJIT. No Trustees own or are they permitted to own any units of ISJIT.

COMPENSATION TABLE

All of the Trustees of the Trust are public officials and no Trustee receives compensation from the Trust for their service as Trustees except for reasonable travel expenses incurred in attending meetings.

CODE OF ETHICS

ISJIT and the Investment Adviser have adopted codes of ethics under Rule 17j-1 promulgated under the 1940 Act. These codes of ethics permit personnel subject to the codes to invest in securities, including securities that may be purchased or held by ISJIT.

INVESTMENT ADVISORY AND OTHER SERVICES

General

THE INVESTMENT ADVISER

Voyageur Asset Management Inc. (“Voyageur”), headquartered at 90 South 7th Street, Suite 4300, Minneapolis, MN, 55402, an Investment Adviser registered under the Investment Advisers Act of 1940, serves as the interim investment adviser (the “Investment Adviser”) of ISJIT. Voyageur has served as ISJIT’s interim Investment Adviser since October 1, 2003 pursuant to an interim investment adviser agreement (the “Investment Adviser Agreement”) between ISJIT and Voyageur that will expire February 27, 2004, unless the Investment Adviser Agreement is approved by the Participants. Upon approval by the Participants, the Investment Adviser Agreement will remain in effect until September 30, 2005, subject to annual aproval by the Board of Trustees. The Investment Adviser Agreement is not assignable and is cancelable on 60 days notice by either party without penalty.

Voyageur is a wholly-owned subsidiary of RBC Dain Rauscher Corp., which Dain Rauscher Corp. is a wholly-owned subsidiary of Royal Bank of Canada, which maintains its offices at 200 Bay Street, Toronto, Ontario, Canada M5J 2J5. Voyageur has been registered with the Securities and Exchange Commission as an investment adviser since 1983. The firm is a diversified investment adviser managing high quality fixed income and equity portfolios for institutional clients, mutual funds and other retail investment programs. Voyageur’s institutional clients are located across the United States and Canada and include numerous public entities, as well as corporations, unions, foundations and financial institutions. As of June 30, 2003, assets under management totaled approximately $20.8 billion, including $13.2 billion in cash management. Key individuals at Voyageur with involvement in the ISJIT program include Scott Cabalka, Vice president, Senior Fixed Income Portfolio Manager, who has been with Voyageur for 10 years and has 23 years of industry experience; Raye Kanzenbach, CFA, Senior Managing Director, Senior Fixed Income Portfolio Manager, who has been with Voyageur for 20 years and has 30 years of industry experience; Thomas McGlinch, CFA, Senior Managing Director, Chief Investment Officer – Fixed Income, who has been with Voyageur for 4 years and has 23 years of industry experience; Pat Harris, Vice President, Institutional Sales, who has been with Voyageur for 5 years; Kathleen R. Callahan, CFA, Managing Director, Institutional Sales, who has been with Voyageur for 5 years and in the industry for 17 years. Scott Cabalka specializes in the management of cash and short duration investment portfolios and has day-to-day responsibility for the investment management of the ISJIT DGO and Diversified portfolios. He reports to Raye Kanzenbach, who is Chief Investment Officer of the RBC Dain Rauscher Great Hall Investment Funds, and also heads up Voyageur’s municipal bond investment management. Thomas McGlinch oversees all taxable fixed income investment and research as Chief Investment officer of Fixed Income for Voyageur. Kathleen Callahan and Pat Harris are responsible for sales, marketing and relationship management for Voyageur. These individuals are all located at the firm’s headquarters in Minneapolis, Minnesota. The Investment Adviser furnishes ISJIT with advice with respect to ISJIT operations and the investment of its assets, subject to and in conformity with the Declaration and the policies adopted by the Board of Trustees.

Pursuant to the Investment Adviser Agreement, ISJIT will pay Voyageur a monthly fee for advisory services for the Diversified Portfolio and the DGO Portfolio. The fees are based on average daily net asset value of ISJIT in both the Diversified Portfolio and the DGO Portfolio as set forth below under “DIVERSIFIED PORTFOLIO” and “DGO PORTFOLIO.”

For the fiscal years ended June 30, 2003, 2002 and 2001, Voyageur did not receive any fees for investment advisory services from either the Diversified Portfolio or the DGO Portfolio of ISJIT.

THE PREVIOUS INVESTMENT ADVISER

Investors Management Group, Inc. (“IMG”), a wholly-owned subsidiary of AMCORE Financial Inc., was the investment adviser of ISJIT until the end of September 2003.

Pursuant to the terms of the previous advisory agreement, ISJIT paid IMG a separate monthly fee for advisory services. The fees were based on average daily net asset value of ISJIT in both the Diversified Portfolio and the DGO Portfolio, as follows:

Average Daily Net Assets of ISJIT Portfolio	Advisory Services Fee
Less than $150 million	0.150%
$150 million – $200 million	0.125%
$200 million – $250 million	0.125%

For the fiscal year ended June 30, 2003, the fees paid by the Diversified Portfolio and the DGO Portfolio to IMG for investment advisory services amounted to $342,547.07 and $61,346.92 respectively, or approximately 0.14 percent and 0.15 percent, respectively, of the Fund’s average net assets.

THE ADMINISTRATOR

Bankers Trust Company, N.A. (“Bankers Trust”) 665 Locust, P.O. Box 897, Des Moines, IA 50304-0897, serves as the administrator of ISJIT (the “Administrator”). Bankers Trust has served as ISJIT’s Administrator since October 1, 2003 pursuant to an administrator agreement (the “Administrator Agreement”) between ISJIT and Bankers Trust that will expire February 27, 2004, unless the Investment Adviser Agreement is approved by the Participants. Upon approval of the Investment Adviser Agreement by the Participants, the Administrator Agreement will remain in effect until September 30, 2006, subject to annual approval by the Board of Trustees. The Administrator Agreement is not assignable and is cancelable on 60 days notice by either party, subject to the terms of the Agreement. The Administrator provides daily account services to Participants; determines and allocates income of ISJIT; administers all Portfolio Unit transactions; provides administrative personnel, equipment and office space to ISJIT; determines the net asset value of ISJIT on a daily basis; and performs all related administrative services for ISJIT.

THE MARKETING SERVICES PROVIDER

Midamerica Investment Advisory Group, Inc. (“Midamerica”), 665 Locust Street, Des Moines, IA 50309, serves as Marketing Services Provider to ISJIT. Midamerican has served as Marketing Services Provider since October 1, 2003 pursuant to the marketing service agreement (the “Marketing Service Agreement”) between ISJIT and Midamerica that will expire on February 27, 2004, unless the Investment Adviser Agreement is approved by the Participants. Upon approval of the Investment Adviser Agreement by the Participants, the Marketing Service Agreement will remain in effect until September 30, 2006. The ISJIT agreement with the Marketing Services Provider is approved annually by the Trustees, not assignable, and is cancelable on 60 days notice by either party without penalty. The Marketing Services Provider markets the ISJIT program to eligible Participants and potential Participants; develops and provides promotional material and other Participant communication in conjunction with ISJIT and other ISJIT service providers; works with Participants, the IASB Cash Management Advisory Committee, the Trustees, and IASB to enhance services; and performs all related marketing services for ISJIT.

THE CUSTODIAN

Wells Fargo Bank Iowa, N.A., 666 Walnut, P.O. Box 837, MAC N8200-034, Des Moines, Iowa 50304-0837, acts as Custodian for ISJIT pursuant to a Custodian Agreement. The Custodian will hold in a separate account all investment instruments and monies, including cash received for each Portfolio. Subject to the terms and conditions of the Custodian Agreement, the Custodian may register or transfer assets of ISJIT into the Custodian’s name or the name of a nominee or nominees provided that the books and records of the Custodian at all times show that such accounts are a part of ISJIT. All ISJIT security transactions are handled on the basis of delivery versus payment of the Custodian or its nominee or nominees. The ISJIT agreement with the Custodian is approved annually by the Trustees, not assignable, and is cancelable on 60 days notice by either party without penalty. It will remain in effect until June 30, 2005.

EXPENSES OF ISJIT

DIVERSIFIED PORTFOLIO

Average Daily Net Asset Amount	Custodian Fee	Administrator Fee	Adviser Fee	Marketing Fee
Less than $100 million	.050%	.110%	.120%	.090%
For additional amounts from $100 to $150 million	.050%	.110%	.100%	.090%
For additional amounts from $150 to $200 million	.045%	.100%	.100%	.090%
For additional amounts from $200 to $250 million	.040%	.100%	.050%	.090%
For additional amounts from $250 to $300 million	.035%	.100%	.050%	.090%
For amounts greater than $300 million	.035%	.090%	.050%	.090%

The adviser has agreed to discount its fees by 50% for the period from October 1, 2003 through March 31, 2004.

DGO PORTFOLIO

Average Daily Net Asset Amount	Custodian Fee	Administrator Fee	Adviser Fee	Marketing Fee
Less than $100 million	.050%	.110%	.120%	.090%
For additional amounts from $100 to $150 million	.050%	.110%	.100%	.090%
For additional amounts from $150 to $200 million	.045%	.100%	.100%	.090%
For additional amounts from $200 to $250 million	.040%	.100%	.050%	.090%
For additional amounts from $250 to $300 million	.035%	.100%	.050%	.090%
For amounts greater than $300 million	.035%	.090%	.050%	.090%

The adviser has agreed to discount its fees by 50% for the period from October 1, 2003 through March 31, 2004.

For the last three fiscal years ending June 30, 2003, the Trust paid the previous investment adviser to ISJIT, IMG, advisory fees, allocated between the two Portfolios of ISJIT as indicated.

	2003	2002	2001
Diversified Portfolio	$342,547	$356,839	$366,245
DGO Portfolio	$61,347	$58,570	$54,971

The laws of certain states require that if a mutual fund’s expenses (including advisory fees but excluding interest, taxes, brokerage commissions and extraordinary expenses) exceed certain percentages of average net assets, the fund must be reimbursed for such excess expenses. There are no such expense limitations applicable.

DISTRIBUTION PLAN

Rule 12b-1(b) under the Investment Company Act of 1940 provides that any payments made by the Trust in connection with financing the distribution of Units may only be made pursuant to a written plan describing all aspects of the proposed financing of distribution, and also requires that all Agreements with any person relating to the implementation of the plan must be in writing. Because some of the payments described below to be made by the Trust are distribution expenses within the meaning of Rule 12b-1, the Trust adopted a Distribution Plan in accordance with such Rule.

Rule 12b-1(b)(1) requires that such plan be approved by a majority of a Portfolio’s outstanding securities, and Rule 12b-1(b)(2) requires that such plan, together with any related agreements, be approved by a vote of the Trustees who are not interested persons of the Trust and who have no direct or indirect interest in the operation of the plan, cast in person at a meeting for the purpose of voting on such plan or agreement. Rule 12(b)-1(b)(3) requires that the plan or agreement provide, in substance:

(a)	that it shall continue in effect for a period of more than one year from the date of its execution or adoption only so long as such continuance is specifically approved at least annually in the manner described in paragraph (b)(2) of Rule 12b-1;

(b)	that any person authorized to direct the disposition of moneys paid or payable by the Trust pursuant to the plan or any related agreement shall provide to the Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made; and

(c)	in the case of a plan, that it may be terminated at any time by a vote of a majority of the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the plan or in any agreements related to the plan or by a vote of a majority of the outstanding voting securities of a Portfolio.

Rule 12b-1(b)(4) requires that such a plan may not be amended to increase materially the amount to be spent for distribution without Participant approval and that all material amendments to the plan must be approved in the manner described in paragraph (b)(2) of Rule 12b-1.

Rule 12b-1(c) provides that the Trust may rely upon Rule 12b-1(b) only if the selection and nomination of the Trust’s disinterested Trustees are committed to the discretion of such disinterested directors. Rule 12b-1(e) provides that the Trust may implement or continue a plan pursuant to Rule 12b-1(b) only if the directors who vote to approve such implementation or continuation conclude, in the exercise of reasonable business judgement and in light of their fiduciary duties under state law, and under Sections 36(a) and (b) of the Investment Company Act of 1940, that there is a reasonable likelihood that the plan will benefit the Trust and the Participants. The Trustees have concluded that there is a reasonable likelihood that the Distribution Plan will benefit the Trust and the Participants.

Pursuant to the provisions of the Distribution Plan (and pursuant to a “Administrative and Distribution Services Agreement”), each of the Trust’s Portfolios pays a fee to the Iowa Association of School Boards (“IASB”) computed and paid monthly at an annual rate of up to 0.10 percent of such Portfolios’ average daily net assets attributable to Participants who are members of IASB. The fee is for a variety of services to the Trust, including providing clerical and administrative services in connection with meetings of the Board of Trustees, evaluating the performance of service providers, reviewing compliance with investment policies, providing the Board of Trustees various reports thereon, providing various marketing services to the Trust and maintaining Trust records. For the year ended June 30, 2003, the Trust paid $244,046 and $40,898 in distribution fees to IASB for the Diversified Portfolio and Direct Government Portfolio, respectively. The Distribution Plan may be amended in the future, subject to Participant approval.

PORTFOLIO TRANSACTIONS AND BROKERAGE ALLOCATIONS

The Adviser is responsible for decisions to buy and sell securities for the Portfolios, the selection of broker-dealers to effect the transactions and the negotiation of brokerage commissions, if any. Usually, securities will be purchased on a principal basis directly from the issuer or from the underwriter at the initial offering and the brokerage commission will be paid, although certain portions may receive discounts or concessions out of offering proceeds. In placing orders for securities transactions, the primary criterion for the selection of a broker-dealer is the ability of the broker-dealer, in the opinion of the Adviser, to secure prompt execution of the transactions on favorable terms, including the reasonableness of the commission (if any) and considering the state of the market at the time.

When consistent with these objectives, orders may be placed with broker-dealers who furnish investment research and/or services to the Adviser. Such research or services include advice, both verbally and in writing, as to the value of securities; the advisability of investing in, purchasing or selling securities; and the availability of securities, or purchasers or sellers of securities; as well as analyses and reports concerning issues, industries, securities, economic factors and trends, portfolio strategy and the performance of accounts. This allows the Adviser to supplement its own investment research activities and enables the Adviser to obtain the views and information of individuals and research staffs of many different securities firms prior to making investment decisions for the Portfolios. To the extent portfolio transactions are effected with broker-dealers who furnish research services to the Adviser, the Adviser receives a benefit, not capable of evaluation in dollar amounts, without providing any direct monetary benefit to the Trust from these transactions. The Adviser believes that most research services obtained by it generally benefit several or all of the accounts which it manages, as opposed to solely benefiting one specific managed fund or account. Normally, research services obtained through managed funds or accounts investing in fixed-income securities would be of greater benefit to the managed funds or accounts which invest in debt securities.

The Adviser has not entered into any formal or informal Agreements with any broker-dealers, nor does it maintain any “formula” which must be followed in connection with the placement of any Portfolio’s transactions in exchange for research services. However, from time to time, the Adviser may elect to use certain brokers to execute transactions in order to encourage them to provide it with research services which it anticipates will be useful to it. The Adviser will authorize the Trust to pay an amount of commission for effecting a securities transaction in excess of the amount of commission another broker-dealer would have charged only if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, viewed in terms of either that particular transaction or the Adviser’s overall responsibilities with respect to the accounts as to which it exercises investment discretion.

In certain instances, there may be securities which are suitable for the Trust’s Portfolios as well as for that of one or more of the advisory clients of the Adviser. Investment decisions for the Trust’s Portfolios and for such advisory clients are made by the Adviser with a view to achieving their respective investment objectives. It may develop that a particular security is bought or sold for only one client of the Adviser even though it might be held by, or bought or sold for, other clients. Likewise, a particular security may be bought for one or more clients of the Adviser when one or more other clients are selling that same security. Some simultaneous transactions are inevitable when several clients receive investment advice from the same investment adviser, particularly when the same security is suitable for the investment objectives of more than one client. When two or more clients of the Adviser are simultaneously engaged in the purchase or sale of the same security, the securities are allocated among clients in a manner believed by the Adviser to be equitable to each (and may result, in the case of purchases, in allocation of that security only to some of those clients and the purchase of another security for other clients regarded by the Adviser as a satisfactory substitute). It is recognized that in some cases this system could have a detrimental effect on the price or volume of the security as far as the Portfolio involved is concerned. At the same time, however, it is believed that the ability of the Portfolio to participate in volume transactions will sometimes produce better execution prices. The Trust does not purchase any securities on an agency basis and, therefore, does not incur brokerage commissions. The Trust purchases government securities in principal transactions with unaffiliated broker-dealers. Such principal transactions include nonnegotiated markups by the broker-dealer.

TRUST UNITS AND CONTROL

A complete description of the rights and characteristics of the Trust’s Units is included in the Information Statement.

As of September 30, 2003, the following Participants owned 5 percent or more of the value of Trust Units in the Portfolios indicated. There were no “control” persons of the Trust or the Portfolios.

DIVERSIFIED PORTFOLIO

Name	Amount	% Ownership
Kirkwood Community College; Cedar Rapids, Iowa	$13,023,760	8.44%
Ankeny Community School District, Ankeny, Iowa	$10,818,647	7.01%
Indian Hills Community College; Ottumwa, Iowa	$9,903,386	6.42%
Clinton Community School District; Clinton, Iowa	$8,283,685	5.37%

DIRECT GOVERNMENT OBLIGATION PORTFOLIO

Name	Amount	% Ownership
Kirkwood Community College (Trust); Cedar Rapids, Iowa	$20,609,087	48.03%
Des Moines Area Community College (Trust); Ankeny, Iowa	$19,185,703	44.71%
Indian Hills Community College (Trust)	$2,572,678	6.00%

NET ASSET VALUE AND PUBLIC OFFERING PRICE

The Securities and Exchange Commission adopted Rule 2a-7 under the Investment Company Act of 1940 which permits the Trust to compute the Portfolios’ net asset value per Trust Unit using the amortized cost method of valuing portfolio securities. As a condition for using the amortized cost method of valuation, the Board of Trustees must establish procedures to stabilize the Trust’s net asset value at $1.00 per Trust Unit. These procedures include a review by the Trustees as to the extent of any deviation of net asset value based on available market quotations from the $1.00 amortized cost value per Trust Unit. If such deviation exceeds $.005, the Trustee will consider what action, if any, should be initiated to reasonably eliminate or reduce material dilution or other unfair results to shareholders. Such action may include redemption of shares in kind, selling portfolio securities prior to maturity, withholding dividends or utilizing a net asset value per share as determined by using available market quotations. In addition, each Portfolio must maintain a dollar-weighted average portfolio maturity appropriate to its investment objective, but in any event, not longer than 90 days, must limit portfolio investments to those instruments which the Trustees determine present minimum credit risks, and must observe certain other reporting and recordkeeping procedures.

Under the amortized cost method of valuation, a security is initially valued at cost on the date of purchase and, thereafter, any discount or premium is amortized on a straight-line basis to maturity, regardless of the effect of fluctuating interest rates on the market value of the security. Accordingly, U.S. government obligations held by the Trust will be valued at their amortized cost, which normally will be their face amount. Other assets and securities are valued at a fair value determined, in good faith, by the Trustees.

The amortized cost method of valuation may result in some dilution of a shareholder’s interest in the Portfolio insofar as general market increases and decreases of interest rates usually have an inverse effect on the value of debt instruments. However, the significance of the effect of such general market increases and decreases in interest rates directly corresponds to the maturity of the debt instruments; that is, the change in the market value of the underlying debt instruments and the corresponding change in the premium or discount of such instruments is greater when maturities are larger and less when maturities are shorter.

The net asset value of each Portfolio’s Units is determined on each day on which the New York Stock Exchange is open, provided that the net asset value need not be determined on days when no Portfolio shares are tendered for redemption and no order for Portfolio shares is received. The New York Stock Exchange is not open for business on the following holidays (or on the nearest Monday or Friday if the holiday falls on a weekend): New Year’s Day, Presidents’ Day, Martin Luther King Day, Good Friday, Memorial Day, July 4th, Labor Day, Thanksgiving and Christmas.

CALCULATING YIELD – The yield on Trust Units (a 7-calendar-day historical yield) is calculated by first dividing the average daily net income per Portfolio Trust Unit for that 7-day period by the average daily net asset value per Trust Unit for the same period. This return is then annualized by multiplying the result times 365. The yield for the 7-day period ended September 30, 2003, for ISJIT and ISJIT DGO was 0.5074% and 0.4211%, respectively.

PURCHASE AND REDEMPTION

Participation in the Trust is only available to Iowa schools pursuant to the provisions of Iowa Code Chapter 28E and Section 12B.10 and 279.29 and to those schools whose boards of directors are members of the Iowa Association of School Boards, Inc. The description of how to become a Participant, including application forms and model resolutions, is included in the Information Statement.

Redemption of Trust Units, or payment, may be suspended at times (a) when the New York Stock Exchange is closed for other than customary weekend or holiday closings, (b) when trading on the exchange is restricted, (c) when an emergency exists, as a result of which disposal by the Portfolios of securities owned by them is not reasonably practicable, or it is not reasonably practicable for the Portfolios fairly to determine the value of their net assets, or (d) during any other period when the Securities and Exchange Commission, by order, so permits, provided that applicable rules and regulations of the Securities and Exchange Commission shall govern as to whether the conditions prescribed in (b) or (c) exist.

FINANCIAL STATEMENTS

The Trust hereby incorporates by reference the information under the caption “Statements of Net Assets, June 30, 2003,” “Statements of Operations, for the Years Ended June 30, 2003, 2002, 2001, 2000 and 1999,” “Statements of Changes in Net Assets for the Years ended June 30, 2003, 2002, 2001, 2000 and 1999” and the Financial Highlights for each of the annual periods ended June 30. The financial statements have been filed with the Commission.

INDEPENDENT AUDITORS

On August 27, 2003, the Board of Trustees unanimously approved the appointment of KPMG LLP, 2500 Ruan Center, Des Moines, Iowa 50309 as the Trust’s independent auditors.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized pursuant to a resolution unanimously adopted by the Board of Trustees on August 27, 2003, in the city of Des Moines, state of Iowa on the 30th day of October, 2003.

IOWA SCHOOLS JOINT INVESTMENT TRUST

By:	/s/ Jane Lichtenstein
Jane Lichtenstein, Chair

PART C

OTHER INFORMATION

Item 23.	EXHIBITS

Exhibit Number	Description
A	Amended Joint Powers Agreement and Declaration of Trust of the Registrant dated May 1, 1993(1)
B	Bylaws of the Registrant dated April 20, 1993(1)
D	Investment Advisory Agreement, dated as of September 30, 2003, with Voyageur Asset Management Inc. *
G	Custodian Agreement, as amended July 1, 2002 with Wells Fargo Bank Iowa, N.A.(2)
H	Administrative Service Agreement dated as of October 1, 2003 with Bankers Trust Company, N.A.*
J.1	Consent of Independent Auditors*
M.1	Plan of Distribution dated March 17, 1993(1)
M.2	Administrative and Distribution Services Agreement dated as of April 20, 1993 with Iowa Association of School Boards(1)
M.3	Marketing Service Agreement dated as of October 1, 2003 with Midamerica Investment Advisory Group, Inc*

(1)	As filed with the Registration Statement on May 6, 1993.
(2)	As filed with a Post-Effective Amendment to the Registration Statement filed on October 30, 2002.
(*)	Filed herewith.

Item 24.	PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH REGISTRANT

Not Applicable

Item 25.	INDEMNIFICATION

Pursuant to Section 2.19 of the amended Joint Powers Agreement and Declaration of Trust (“Declaration”) attached hereto as Exhibit 1, the trustees are empowered to indemnify or enter into agreements with respect to indemnification with respect to any person with whom the Trust has dealings, to the extent permitted by applicable law or the Investment Company Act of 1940 (“1940 Act”). Section 17(h) of the 1940 Act prohibits indemnification of any person, unless the loss results from willful misfeasance, bad faith, gross negligence or from reckless disregard of duties. Furthermore, pursuant to Article V of the Declaration and Article VII of the Bylaws (included herewith as Exhibit 2), the Trust is empowered to indemnify persons in certain circumstances where they are not involved in intentional misconduct, knowing violation of law or where they have not derived improper personal benefit or with respect to criminal actions had no reasonable cause to believe that their actions are unlawful. For a complete description of such indemnifications and limitations of liability, see the appropriate provisions of the Declaration and the Bylaws.

Pursuant to the general authority of Section 2.19 of the Declaration, the Trust has entered into agreements with the Adviser, Administrator, Marketing Services Provider and Custodian which specifically reference Section 5 of the Declaration and furthermore, with respect to the Custodian, limit the liability of the Custodian to the extent that the Custodian acts in good faith in the exercise of reasonable care. See Section 11 of the Adviser Agreement, Section 6 of the Administrator Agreement, Section 4 of the Marketing Service Agreement included herewith and of the Custodian Agreement previously filed.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification by the Registrant is against public policy as expressed in the Act and, therefore, may be unenforceable. In the event that a claim for such indemnification (except insofar as it provides for the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officeror controlling person and the Securities and Exchange Commission is still of the same opinion, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 26.	BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISER

Not Applicable

Item 27.	PRINCIPAL UNDERWRITERS

(A)	Not Applicable

(B)	Not Applicable

(C)	Not Applicable

Item 28.	LOCATION OF ACCOUNTS AND RECORDS

All required accounts, books and records are maintained by Bankers Trust Company, N. A., 665 Locust Street, P.O. Box 897 Des Moines, IA 50304-0897

Item 29.	MANAGEMENT SERVICES

Not Applicable

Item 30.	UNDERTAKINGS

Not Applicable

Exhibit D

INVESTMENT ADVISORY AGREEMENT

DISCRETIONARY

This agreement is made this 30th day of September, 2003 (the “Effective Date”), by and between Voyageur Asset Management Inc. (the “Advisor”) and Iowa Schools Joint Investment Trust (the “Client”).

1. Appointment of the Advisor. The Client hereby opens an investment account (the “Account”) with the Advisor and authorizes the Advisor to act as its agent in the management of all assets from time to time held in the Account (the “Assets”). The Client hereby appoints the Advisor as its investment advisor with respect to the Assets, and delegates to the Advisor the authority to manage, acquire and dispose of the Assets, subject to the terms of this Agreement.

2. Authority of Advisor. (a) The Advisor shall have full and complete discretion to direct and manage the investment and reinvestment of the Assets, subject to the terms of this Agreement. This Agreement shall serve to appoint the Advisor as agent and attorney-in-fact with full power and authority to act on behalf of the Account with respect to the purchase, sale, exchange, conversion or other transactions in any and all securities with one or more broker/dealers which the Advisor shall select. Notwithstanding the foregoing, the Advisor shall not engage in short sales or margin transactions, or invest in futures contracts of any kind, or engage in hedging strategies of any kind, without the prior written approval of the Client.

(b) The investment of the Assets in the Account shall at all times be subject to the applicable provisions of the Client’s Prospectus and Statement of Additional Information as then in effect (collectively, the “Prospectus”) filed with the Securities and Exchange Commission pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”), and shall conform to the investment objective and policies of the Client as set forth in the Prospectus and as interpreted from time to time by the Board of Trustees of the Client (the “Board of Trustees”) and communicated to the Advisor. As of the date hereof, the Client has provided the Advisor with, and the Advisor acknowledges receipt of, a copy of the Client’s current Prospectus. The Prospectus shall have the effect of limiting the investments the Advisor is authorized to make for the Account and shall be binding upon the Advisor.

(c) The Advisor shall report to the Board of Trustees regularly at such times and in such detail as the Board of Trustees may from time to time determine to be appropriate, in order to permit the Board of Trustees to determine the adherence of the Advisor to the investment policies of the Client.

(d) The Client may at any time add Assets to or remove them from the Account; provided that certain lead time may be necessary between the time of the Client’s notice to the Advisor of the Client’s intent to transfer Assets from the Account and the subsequent removal of such Assets to allow for any necessary valuation by the Advisor of Assets to be transferred from the Account; and provided further that in no event shall such necessary lead time exceed a reasonable valuation period from the time the Advisor receives notice of the Client’s intent to transfer assets from the Account.

VOYAGER ASSET MANAGEMENT INC.

3. Representations and Warranties of the Client. (a) The Client represents and warrants to the Advisor that the Client has the requisite legal capacity and authority to execute, deliver and perform its obligations under this Agreement.

(b) The Client represents and warrants to the Advisor that this Agreement has been duly authorized, executed and delivered by the Client and is the legal, valid and binding agreement of the Client, enforceable against the Client in accordance with its terms.

(c) The Client’s execution of this Agreement and the performance of its obligations under this Agreement do not conflict with or violate any provisions of any governing documents of the Client, any applicable state or federal law, or any obligations by which the Client is bound, whether by contract, operation of law or otherwise.

4. Representations, Warranties and Covenants of the Advisor. (a) The Advisor represents and warrants to the Client that the Advisor has the requisite legal capacity and authority to execute, deliver and perform its obligations under this Agreement.

(b) The Advisor represents and warrants to the Client that this Agreement has been duly authorized, executed and delivered by the Advisor and is the legal, valid and binding agreement of the Advisor, enforceable against the Advisor in accordance with its terms.

(c) The Advisor’s execution of this Agreement and the performance of its obligations under this Agreement do not conflict with or violate any provisions of any governing documents of the Advisor, any applicable state or federal law, or any obligations by which the Advisor is bound, whether by contract, operation of law or otherwise.

(d) The Advisor shall maintain for itself a fidelity bond with respect its investment advisory activities for client accounts and shall provide evidence of such fidelity bond to ISJIT as may be requested from time to time.

5. Appraisal of Account. Appraisals of the Account, summarizing the net asset value of the Assets, including accrued income, shall be provided by Bankers Trust (“the Administrator”), computed in the manner specified in the Client’s Prospectus.

6. Compensation. The Client shall pay to the Advisor, as full compensation for services rendered under this Agreement, a fee based on the value of the Assets, as computed by the Administrator. This fee is set forth in Appendix A and shall be paid on a monthly basis in arrears. The initial fee payment shall be based on the value of the Assets at the end of the first calendar month of inception of the Account, and the fee shall be calculated and payable on a pro rata basis for that portion of the initial calendar month from date of account inception through calendar month end. Thereafter, for the purpose of calculating such fee with respect to any month, the value of the Assets shall be determined as of each Appraisal Date. If the Account is terminated during a calendar month, the fee will be prorated based on the period of time during the month that the Account was open. The Advisor shall not be responsible for, and shall be reimbursed by the Client for, any and all custodial fees,

VOYAGER ASSET MANAGEMENT INC.

brokerage commissions, transfer taxes, and for all other reasonable out-of-pocket costs and expenses incurred by the Advisor related to its performance under this Agreement. The fees and expenses due to the Advisor under this Section 5 shall be payable within ten (10) days following each calendar month end, but if not so paid shall be a lien upon and payable from the Assets.

7. Custody of Securities/Transaction Procedures. Wells Fargo Bank Iowa, N.A. shall be the custodian of the Assets. The Client will cause the custodian to take all necessary steps to settle purchases, sales and trades made by the Advisor, including delivery of certificated securities, payments of funds and such other acts as may be necessary to fulfill such custodial responsibilities. The Advisor shall give notice and directions to the custodian with respect to transactions relating to the Assets in a manner that shall be agreed upon with the custodian. The Advisor shall not be responsible for any loss caused by any act or omission of the custodian. The Client shall execute any and all documents that the Advisor may from time to time transmit to the Client for the purpose of confirming securities transactions of the Account.

8. Allocation of Brokerage. The Advisor may allocate portfolio transactions for the Account to one or more broker/dealers, which the Advisor shall select, for execution on such markets, at such prices and at such commission rates as in the Advisor’s good faith judgment will be in the Account’s best interest. In so doing, the Advisor will consider not only available prices and commission rates, but also other relevant factors such as, without limitation, execution capabilities, research and other services provided by such broker/dealers which are expected to enhance the Advisor’s general portfolio management capabilities, the value of an ongoing relationship of the Advisor with such broker/dealers, and the full range and quality of such broker/dealers’ services, without having to demonstrate that any of the foregoing factors are of direct benefit to the Account. The Advisor shall not be responsible for any loss caused by any act or omission of any broker/dealer; provided, however, that with respect to those broker/dealers that have been selected by the Advisor, the Advisor has acted prudently in the selection of such broker/dealers. In no instance will portfolio securities be purchased from or sold to the Advisor or any affiliated person of either the Client or the Advisor, except as may be permitted under the 1940 Act.

9. Reports; Books and Records. (a) The Advisor shall provide the Client with certain reports regarding the Assets as may be requested by the Client from time to time. The Client shall provide to the Advisor or cause to be provided to the Advisor such information and reports relating to the Account and the services to be provided by the Advisor under this Agreement as the Advisor may reasonably request. The Advisor is not responsible for the accuracy of the information and reports to the extent provided to the Advisor by the Client. The records provided by the Client, the Client’s custodian or other third parties shall be the official records of the Account.

(b) The Advisor hereby acknowledges that all records necessary in the operation of the Client, including records pertaining to its investments, are the property of the Client, and in the event that a transfer of investment advisory services to someone other than the Advisor should ever occur, the Advisor will promptly, and at its own cost, take all steps necessary to segregate such records and deliver them to the Client.

VOYAGER ASSET MANAGEMENT INC.

10. Confidentiality. All information and advice furnished by the Advisor to the Client under this Agreement shall be confidential and shall not be disclosed to third parties, except as permitted or required by law. All information furnished by the Client to the Advisor under this Agreement shall be confidential and shall not be disclosed to any unaffiliated third party, except as permitted or required by law, where it is necessary to effect transactions or provide other services to the Client, or where the Client requests or authorizes the Advisor to do so.

11. Representation by the Advisor/Standard of Care. The Advisor hereby represents and warrants that it is registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”), and shall take all actions necessary to remain duly registered under the Advisers Act. The Advisor shall immediately notify the Client at such time as it is no longer registered under the Advisers Act. The Advisor undertakes to perform only those duties that are specifically set forth in this Agreement. The Advisor shall exercise its best judgment and shall act in good faith in rendering the services to be provided to the Client hereunder and the Client agrees as an inducement to its undertaking the same that except for bad faith, intentional misconduct or negligence in regard to the Advisor’s performance of its duties under this Agreement, neither the Advisor nor any of its directors, officers, employees or agents shall be liable for any acts or omissions or for any loss suffered by the Account. The Advisor and its directors, officers, employees and agents shall be entitled to rely, and shall be protected from liability in relying, upon any information or instructions furnished to it (or any of them as individuals) which is believed in good faith to be accurate and reliable. The Client understands and acknowledges that the Advisor does not warrant any rate of return, market value or performance of any assets in the Account. The federal securities laws impose liabilities under certain circumstances on persons who act in good faith and, therefore, nothing herein shall constitute a waiver of any right which the Client may have under those laws.

12. Receipt by the Client of Part II of Form ADV. The Client acknowledges receipt of Part II of the Advisor’s Form ADV. If the Advisor did not deliver Part II of the Advisor’s Form ADV to the Client at least 48 hours prior to the Client entering into this Agreement, the Client may terminate this Agreement without penalty within five business days after entering into this Agreement.

13. Services for Other Clients. The Client acknowledges that the Advisor provides investment advisory services for other clients. The Client agrees that the Advisor may give advice or take action with respect to any of its other clients which may differ from advice given, or the timing or nature of action taken, with respect to the Account, so long as it is the Advisor’s policy, to the extent practical, to allocate investment opportunities to the Account over a period of time on a fair and equitable basis relative to other clients. The Advisor shall have no obligation to purchase or sell for the Account any security which the Advisor, its directors, officers, employees or agents may purchase or sell for their own accounts or for the account of any other client, if in the Advisor’s opinion such transaction appears unsuitable, impractical or undesirable for the Account.

14. Use of Sub-Advisors. In providing the services and assuming the obligations set forth herein, the Advisor may at its expense employ one or more sub-advisors, and may enter into such service agreements as the Advisor deems appropriate in connection with the performance of its duties and obligations hereunder. Reference herein to the duties and responsibilities of the Advisor shall include any sub-advisor employed by the Advisor to the extent that the Advisor shall delegate such

VOYAGER ASSET MANAGEMENT INC.

duties and responsibilities to any such sub-advisor. Any agreement between the Advisor and a sub-advisor shall be subject to the approval of the Client, its Board of Trustees, and the participants of the Client, as required by the 1940 Act, and any such sub-advisor shall at all times be subject to the direction of the Board of Trustees of the Client or any officer of the Client acting pursuant to the authority of the Board of Trustees. The Advisor shall perform ongoing due diligence oversight of any such sub-adviser in order to assure continuing quality of performance by said sub-adviser.

15. Termination/Amendment. This Agreement shall continue in full force and effect until terminated in accordance with the provisions of this Section 14.

(a) Unless this Agreement is approved by a majority of the outstanding voting securities of the Client, this Agreement shall terminate on February 27, 2004.

(b) Unless sooner terminated as hereinafter provided, if this Agreement is approved by a majority of the outstanding voting securities (as defined in the 1940 Act) of the Client, this Agreement shall continue in effect for two years from the Effective Date and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by the Board of Trustees of the Client or by the vote of the holders of a majority of the outstanding voting securities of the Client; provided that in either event the continuance also is approved by a majority of the Board of Trustees who are not “interested persons” of the Advisor or the Client, as defined by the provisions of the 1940 Act.

(c) Notwithstanding the foregoing, this Agreement may be terminated at any time without the payment of any penalty by the vote of the Board of Trustees of the Client or by the vote of the holders of a majority of the outstanding voting securities of the Client, or by the Advisor, upon 60 days’ written notice to the other party. This Agreement shall automatically terminate in the event of its assignment as such term is defined by the 1940 Act.

(d) No material amendment to his Agreement shall be effective until approved by vote of the holders of a majority of the outstanding voting securities of the Client. This Agreement may be amended only by an instrument in writing duly executed by the parties.

16. No Assignment. The Advisor shall not assign this Agreement (as such term is construed under the Advisers Act and the 1940 Act) to any other person without the prior consent of the Client.

17. Proxy Voting. Unless notified otherwise in writing by the Client, the Advisor shall vote all proxies solicited by or with respect to the issuers of securities in which Assets may be invested from time to time. The Advisor will provide the proxy voting records to the Client for the Client to comply with proxy regulations under the 1940 Act. The Advisor shall not be responsible for any other corporate actions relating to the Account, including administrative filings, such as proofs of claims or claims in class actions.

18. Non-Compete Provision. The Advisor agrees that it will not advise a similar investment company relating to Iowa schools during the term of this agreement.

VOYAGER ASSET MANAGEMENT INC.

19. Notice. Any notice under this Agreement shall be in writing. Any notice, report or statement to be given pursuant to this Agreement shall be deemed to have been duly given or made to the Advisor or the Client when received by the respective party at its address set forth below:

(a)	If to the Advisor:

Voyageur Asset Management Inc.
90 South 7th Street, Suite 4300
Minneapolis, Minnesota 55402
Attn: Chief Operating Officer

(b)	If to the Client, to:

Iowa Schools Joint Investment Trust
700 Second Avenue, Suite 100
Des Moines, Iowa 50309-1731
Attn: Executive Director

or, alternatively, to such other address as the person to whom notice is to be given may have previously furnished to the other in writing in the manner set forth above.

20. Governing Law. This Agreement shall be governed by the laws of the State of Iowa without reference to its conflicts or choice of laws principles.

21. Counterparts. This Agreement may be executed in multiple counterparts by exchange of facsimile signatures, all of which, when taken together, shall constitute one and the same Agreement.

22. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will be binding upon and shall inure to the benefit of the parties hereto.

VOYAGER ASSET MANAGEMENT INC.

IN WITNESS WHEREOF, the Client and the Advisor have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

THE CLIENT	THE ADVISOR

IOWA SCHOOLS JOINT INVESTMENT TRUST	VOYAGEUR ASSET MANAGEMENT INC.

By:	By:

Name:	Name:	Mike Lee

Title:	Title:	Chief Operating Officer

VOYAGER ASSET MANAGEMENT INC.

APPENDIX A

Fee Schedule

0.12% on the first $100 million

0.10% on the next $100 million

0.05% on assets exceeding $200 million

Investment management fees shall be discounted by 50% for the first six months from inception.

VOYAGER ASSET MANAGEMENT INC.

Exhibit H

ADMINISTRATIVE SERVICE AGREEMENT

This Agreement is made this 1st day of October, 2003, by and between Iowa Schools Joint Investment Trust (hereinafter “ISJIT”), an Iowa trust having its principal place of business at 700 Second Avenue, Suite 100, Des Moines, Iowa, and Bankers Trust Company, N.A. (hereinafter the “Bank”), an Iowa banking corporation having its principal place of business at 665 Locust Street, Des Moines, Iowa.

RECITALS

WHEREAS, ISJIT’s purpose is to pool public school funds invested by various Iowa school districts (“Participants”) in highly liquid and safe investments to save administrative time and to increase investment earnings;

WHEREAS, ISJIT desires to engage the Bank to provide certain administrative services with respect to such investments as described herein; and

WHEREAS, the Bank desires to perform those services for ISJIT according to the terms of this Agreement.

NOW THEREFORE, the parties, in consideration of the premises, the mutual covenants of this Agreement, and the performance thereof, hereby agree to the following:

SECTION 1. Services of the Bank. With respect to the investment of Participants in the ISJIT fund (the “Fund”), the Bank shall perform the following administrative services:

(a) Handle Participant and potential participant assistance, needs, questions and concerns.

(b) Use technology to enhance the services described in this Agreement.

(c) Provide an Internet-accessible, computer-based system for investment instruments, account recordkeeping, monthly account statements and administration and for communicating with ISJIT, other ISJIT service providers and the Participants.

(d) Upgrade software, equipment and related technology as needed for ISJIT program.

(e) Provide requested reports and data upon request.

(f) Ensure security of ISJIT and Participant reports and records.

(g) Provide a web-based system for Participants to electronically access account data and make transactions in their ISJIT accounts.

(h) Provide timely daily transaction confirmations and monthly account summaries to Participants via mail or electronic distribution, at the direction of the Participant.

(i) Provide Participants with a dedicated ISJIT toll-free telephone number, e-mail, and fax, as well as sufficient staff to provide services at the stated location for the Participants.

(j) Handle correspondence with Participants in all reasonable formats.

(k) Assist in annual audit of the investment pool.

(l) Manage and reconcile ISJIT Administrative Account for the expenses of the investment pool.

(m) Provide Participant accounting and Fund accounting.

(n) Designate a compliance officer responsible for making the necessary filings and giving notices required by the Securities and Exchange Commission Rules.

With respect to any and all accounting services to be performed pursuant to this Agreement, the net asset value of the Fund will be calculated to the nearest one-tenth of one cent.

Section 2. Fees for Services. ISJIT shall pay to the Bank, for all services rendered to ISJIT by the Bank hereunder, the fees set forth in Exhibit A attached hereto.

Section 3. Term and Termination of Agreement. (a) This Agreement commences October 1, 2003 and, unless a majority of the outstanding voting securities of ISJIT approve the Investment Advisory Agreement with Voyageur Asset Management, Inc., this Agreement shall terminated on February 27, 2004. Upon approval of the Investment Advisory Agreement, this Agreement shall be effective to September 30, 2006, unless it is terminated according to its terms. This Agreement may be terminated by the Bank immediately upon notice if ISJIT fails to make prompt payment in full of the fee due to the Bank for the performance of this Agreement. This Agreement may be terminated by either Party upon sixty (60) days’ notice to the other Party, whether such termination is for cause or otherwise. Termination of this Agreement shall not affect the right of the Bank to receive payments on any unpaid balance of the compensation described in Exhibit A earned prior to such termination.

(b) In the event ISJIT terminates this Agreement other than for cause (as defined in Section 3(c) hereinafter), ISJIT will make payment to the Bank in the amount of four thousand dollars ($4,000.00) per month from the date of termination up to and including September, 2006. For the purposes of this Section 3(b), the month in which any termination may occur, regardless of the date of termination, shall be considered a separate month and ISJIT shall be required to make payment for that month as provided herein.

(c) For purposes of Section 3(b), “for cause” means the Bank:

(i)	willfully and materially breaches this Agreement;

(ii)	subject to Section 7, commits an anticipatory breach of this Agreement by indicating that the Bank will not continue to perform its obligations and duties under this Agreement;

(iii)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(iv)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(v)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(vi)	institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy of insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(vii)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(viii)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(ix)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(x)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (i) to (ix) (inclusive); or

(xi)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

Section 4. Post-Termination Use of Software Code.

(a) ISJIT shall own all ISJIT data and the Bank shall provide all reasonable assistance to ISJIT or third parties authorized by ISJIT to allow ISJIT access to use or transfer of the ISJIT data.

(b) For a period of one (1) year after a termination of this Agreement or change in relationship between ISJIT and the Bank (“Time Period”), such that the Bank no longer provides administrative services to ISJIT through the software, the Bank, to the extent the Bank owns such software and related materials and products and has the power and right to grant, grants ISJIT a license to use the software and all related materials and products developed or prepared for ISJIT that the Bank or a subcontractor of the Bank has developed. Further, the Bank, to the extent the Bank owns such source code and has the power and right to allow, shall allow ISJIT access to and use of a copy of source code(s) developed by the Bank or a subcontractor of the Bank for the sole and limited purpose of providing administrative services to ISJIT participants during the Time Period.

Section 5. Confidentiality of Information. (a) ISJIT and the Bank each acknowledge that performance of this Agreement may result in access to proprietary or confidential information and they each agree to maintain the confidentiality of such information and to use it solely for the purposes of this Agreement.

(b) ISJIT and the Bank each acknowledge the sensitivity of personal information about Participants, including but not limited to individually-identifiable information. In any instance in which the Bank requests access to such information, for itself or for any third party, the Bank acknowledges that the information belongs to ISJIT and that the Bank’s access to the information is in a fiduciary capacity.

(c) The Bank agrees that any and all information and mailing lists or Participant records provided by ISJIT are the exclusive property of ISJIT. Further, any and all records and data identifying Participants and related to ISJIT shall at all times be considered the property of ISJIT. The Bank agrees to use the information considered to be the property of ISJIT solely for the purposes of this Agreement. All records and data shall be provided to ISJIT in electronic and paper format, in a form reasonably requested by ISJIT, within thirty (30) days of termination of this Agreement. Notwithstanding the foregoing, the Bank may disclose such records and information with the prior written consent of ISJIT, which consent shall not be unreasonably withheld and may not be withheld where the Bank may be exposed to civil or criminal contempt proceedings for failure to comply, when requested, to divulge such information by duly constituted authorities, or when so requested by ISJIT.

Section 6. Indemnification. (a) ISJIT agrees to indemnify and hold harmless the Bank, its officers, directors, employees and agents against any and all loss, claims, damages and attorney’s fees incurred as a result of the gross negligence or willful misconduct of ISJIT arising out of, or premised upon, any service provided pursuant to this Agreement.

(b) The Bank agrees to defend, indemnify, and hold harmless ISJIT, and its officers, directors, employees, agents and ISJIT Participants from any and all claims, loss, damages, and attorneys’ fees incurred as a result of the gross negligence or willful misconduct of the Bank arising out of or in connection with any service provided pursuant to this Agreement.

(c) The Bank shall give prompt notice to ISJIT of any action commenced against it with respect to which indemnification may be sought hereunder, but failure to notify ISJIT shall not relieve ISJIT from any liability which it may otherwise have under this Agreement.

(d) ISJIT shall give prompt notice to the Bank of any action commenced against it with respect to which indemnification may be sought hereunder, but failure to notify the Bank shall not relieve the Bank from any liability which it may otherwise have under this Agreement.

Section 7. Service Disruption. The Bank shall not be liable and ISJIT agrees to hold the Bank harmless in the event any and all services to be provided by the Bank pursuant to and in connection with this Agreement are disrupted, interrupted or impossible or impracticable to perform due an event of force majeure (as that term is defined in Section 10) or system, network or computer-related maintenance, repair, upgrades or modifications.

Section 8. Amendment or Revision. This Agreement may be amended or modified only by a written instrument, signed by authorized representatives of both parties and designated as an Addendum.

Section 9. Resolution of Disputes. The parties agree to act in good faith to resolve any controversy or dispute arising out of or related to this Agreement promptly through negotiations of executives or responsible representatives of each party. In the event of a dispute, the disputing party shall give the other party written notice of the dispute and, within twenty (20) days of receiving that notice, the receiving party shall present its response. Both the notice and the response shall include a statement of each party’s position, a summary of the evidence and arguments supporting its position, and the name of the executive or other representative who will negotiate on behalf of that party. Negotiations shall be held at a mutually acceptable time and place, beginning no later than thirty (30) days following the receiving party’s receipt of the notice of the dispute, and continuing thereafter as often as the negotiators reasonably deemed necessary to resolve the dispute. If the dispute has not been resolved within sixty (60) days from the first negotiation session, or if this negotiation process has not been complied with by either or both of the parties, then either party may initiate mediation of the dispute. Such mediation will be conducted in accordance with the Center for Public Resources Model Procedure for Mediation of Business Disputes.

Section 10. Force Majeure. The obligations of either party under this Agreement, except for any obligation to pay to the other party, shall be suspended during the continuance of any force majeure applicable to that party. For this purpose, the term “force majeure” means any cause not reasonably within the control of the party claiming suspension of obligations, including but not limited to acts of God, war, riot, weather-related disaster, earthquake, governmental action, and unavailability or breakdown of necessary equipment or system or network services. The party claiming suspension of obligations shall take reasonable steps to resume performance as soon as possible without incurring unreasonably excess costs.

Section 11. Entire Agreement. This Agreement constitutes the entire contract between these parties with respect to the subject matter hereof and supersedes all oral negotiations and prior understandings between the parties, whether oral or written.

Section 12. Notices. All notices or other communications required or permitted to be made under this Agreement shall be made by mail only, in writing and shall be deemed to have been given on the earlier of the date of actual delivery or receipt, and shall be addressed to the parties at:

To ISJIT:	Iowa Schools Joint Investment Trust 700 Second Ave. Suite 100 Des Moines, Iowa 50309-1731 Attn.:

To the Bank:	Bankers Trust Company, N.A. 665 Locust Street Des Moines, Iowa 50309 Attn.:

Section 13. Choice of Law and Severability. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Iowa. If any provision of this Agreement is held to be unenforceable by a court or regulatory agency of competent jurisdiction, then the remaining provisions shall continue in full force and effect.

Section 14. Exclusivity. The Bank agrees that this Agreement shall constitute an exclusive contract with ISJIT with respect to services rendered to Participants, and during the term of this Agreement, the Bank agrees that it will not perform or provide the same or similar administrative services to be performed or provided pursuant to this Agreement to a Participant, potential Participants, or any other national or state association whose field or membership includes Participants or potential Participants without the express written consent of ISJIT. Further, the Bank agrees that for a period of one year after the termination of this Agreement, not to perform or provide the same or similar administrative services to be performed or provided pursuant to this Agreement to a Participant, potential Participants, or any other national or state association whose field or membership includes Participants or potential Participants without the express written consent of ISJIT, which consent shall not be unreasonably withheld. However, the Bank is free to render such administrative services to non-Participants, and to engage in other activities concerning investments for other parties during the course of this Agreement and after termination thereof, provided the performance of such other administrative services does not impair the Bank’s performance under this Agreement. Additionally, the Bank may provide such administrative services for other investment companies, and may engage in business that is unrelated to investment companies, without limitation, and provided the performance of such services and transactions of such business does not impair the Bank’s performance under this Agreement.

IN WITNESS WHEREOF, ISJIT and the Bank have each executed this Agreement on the day, month and year first above written.

Iowa Schools Joint Investment Trust	Bankers Trust Company, N.A.

By:	By:

Title:	Title:

Exhibit A

Bankers Trust Company, N.A. Fee Schedule

.11% on the first $150 million

.10% on the next $150 million

.09% on assets exceeding $300 million

Exhibit J.1

Consent of Independent Auditors

To the Unitholders and Board of Trustees

Iowa Schools Joint Investment Trust:

Ladies and Gentlemen:

We consent to incorporation by reference in this Post-Effective Amendment to the Registration Statement on Form N-1A of our report dated July 18, 2003, relating to the statements of net assets of the Iowa Schools Joint Investment Trust as of June 30, 2003, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the five-year period then ended, which appear in the June 30, 2003 annual report of the Iowa Schools Joint Investment Trust and to the reference to our firm under the heading of “Independent Auditors.”

/s/ KPMG LLP

Des Moines, Iowa

October 28, 2003

Exhibit M.3

MARKETING SERVICE AGREEMENT

This Agreement is made this 1st day of October, 2003, by and between Iowa Schools Joint Investment Trust (hereinafter “ISJIT”), an Iowa trust having its principal place of business at 700 Second Avenue, Suite 100, Des Moines, Iowa, and Midamerica Investment Advisory Group, Inc. (hereinafter “Midamerica”), an Iowa corporation having its principal place of business at 665 Locust Street, Des Moines, Iowa.

RECITALS

WHEREAS, ISJIT’s purpose is to pool public school funds invested by various Iowa school districts (“Participants”) in highly liquid and safe investments to save administrative time and to increase investment earnings; and

WHEREAS, ISJIT desires to engage Midamerica to provide certain marketing services with respect to such investments as described herein; and

WHEREAS, Midamerica is registered as an investment advisor under the Investment Advisers Act of 1940, as amended (the “Act”); and

WHEREAS, Midamerica desires to perform those services for ISJIT according to the terms of this Agreement.

NOW THEREFORE, the parties, in consideration of the premises, the mutual covenants of this Agreement, and the performance thereof, hereby agree to the following:

Section 1. Services of Midamerica. Midamerica shall perform the following marketing services for ISJIT:

(a) Work with Participants, the Iowa Association of School Boards (“IASB”) Cash Management Advisory Committee, the Trustees and IASB to enhance services over time.

(b) Handle correspondence in all reasonable formats with Participants.

(c) Market the ISJIT program to eligible Participants and potential participants.

(d) Develop and implement a marketing plan to address marketing opportunities for Iowa school superintendents, business managers and board secretaries who will be retiring in the next three years.

(e) Keep ISJIT informed about current issues, potential cash management innovations, concerns and the like.

(f) Coordinate with the ISJIT service providers, the IASB Cash Management Advisory Committee, the ISJIT Board and IASB on a quarterly and on an as-needed basis to facilitate smooth operation of ISJIT.

(g) Develop and provide promotional material and other Participant communication in conjunction with ISJIT and other ISJIT service providers.

(h) Monitor the unique cash flow needs of the Participants and design management services to address their cash management practices.

(i) Train Participants, the ISJIT Board, the IASB Cash Management Committee and the IASB staff regarding safe and effective cash management practices.

(j) Provide e-mail, fax, toll-free number and staff at the stated location for the Participants.

(k) Build and maintain relationships with ISJIT and its other service providers.

Section 2. Fees for Services. ISJIT shall pay to Midamerica, for all marketing services rendered to the Trust by Midamerica hereunder, the fees set forth in Exhibit A attached hereto.

Section 3. Term and Termination of Agreement. This Agreement commences October 1, 2003 and, unless a majority of the outstanding voting securities of ISJIT approve the Investment Advisory Agreement with Voyageur Asset Management, Inc., this Agreement shall terminated on February 27, 2004. Upon approval of the Investment Advisory Agreement, this Agreement shall be effective to September 30, 2006, unless it is terminated according to its terms. This Agreement may be terminated by Midamerica immediately upon notice if ISJIT fails to make prompt payment in full of the fee due to Midamerica for the performance of this Agreement. This Agreement may be terminated by either party upon sixty (60) days’ notice to the other party, whether such termination is for cause or otherwise. Termination of this Agreement shall not affect the right of the Midamerica to receive payments on any unpaid balance of the compensation described in Exhibit A earned prior to such termination.

Section 4. Indemnification. (a) ISJIT agrees to indemnify and hold harmless Midamerica, its officers, directors, employees and agents against any and all loss, claims, damages and attorney’s fees incurred as a result of the gross negligence or willful misconduct of ISJIT arising out of, or premised upon, any service provided pursuant to this Agreement.

(b) Midamerica agrees to defend, indemnify, and hold harmless ISJIT, and its officers, directors, employees, agents and ISJIT Participants from any and all loss, claims, damages and attorney’s fees incurred as a result of the gross negligence or willful misconduct of Midamerica arising out of, or premised upon, any service provided pursuant to this Agreement.

(c) Midamerica shall give prompt notice to ISJIT of any action commenced against it with respect to which indemnification may be sought hereunder, but failure to notify ISJIT shall not relieve ISJIT from any liability which it may otherwise have under this Agreement.

(d) ISJIT shall give prompt notice to Midamerica of any action commenced against it with respect to which indemnification may be sought hereunder, but failure to notify Midamerica shall not relieve Midamerica from any liability which it may otherwise have under this Agreement.

Section 5. Amendment or Revision. This Agreement may be amended or modified only by a written instrument, signed by authorized representatives of both parties and designated as an addendum to this Agreement.

Section 6. Approval of Sales Literature. Midamerica acknowledges that all sales literature for investment companies is subject to regulatory oversight. Midamerica agrees to submit any proposed sales literature for the ISJIT program or any literature which mentions ISJIT to ISJIT for its review and filing by ISJIT with the appropriate regulatory authorities prior to the public release of any such sales literature. ISJIT agrees to promptly review all such sales literature to ensure compliance with relevant requirements, to promptly advise Midamerica of any deficiencies contained in such sales literature, to promptly file complying sales literature with the relevant authorities, and to cause such sales literature to be distributed to prospective investors.

Section 7. Confidentiality of Information. (a) ISJIT and Midamerica each acknowledge that performance of this Agreement may result in access to proprietary or confidential information and they each agree to maintain the confidentiality of such information and to use it solely for the purposes of this Agreement.

(b) ISJIT and Midamerica each acknowledge the sensitivity of personal information about Participants, including but not limited to individually-identifiable information. In any instance in which Midamerica requests access to such information, for itself or for any third party, Midamerica acknowledges that the information belongs to ISJIT and that Midamerica’s access to the information is in a fiduciary capacity.

(c) Midamerica agrees that any and all information and mailing lists or Participant records provided by ISJIT to or developed as a result of the RFP for Midamerica are the exclusive property of ISJIT. Further, any and all records and data identifying Participants and related to ISJIT shall at all times be considered the property of ISJIT. Midamerica agrees to use the information considered to be the property of ISJIT solely for the purposes of this Agreement. All records and data shall be provided to ISJIT in electronic and paper format, in a form reasonably requested by ISJIT, within thirty (30) days of termination of this Agreement. Notwithstanding the foregoing, Midamerica may disclose such records and information with the prior written consent of ISJIT, which consent shall not be unreasonably withheld and may not be withheld where Midamerica may be exposed to civil or criminal contempt proceedings for failure to comply, when requested, to divulge such information by duly constituted authorities, or when so requested by ISJIT.

Section 8. Resolution of Disputes. The parties agree to act in good faith to resolve any controversy or dispute arising out of or related to this Agreement promptly through negotiations of executives or responsible representatives of each party. In the event of a dispute, the disputing party shall give the other party written notice of the dispute and, within twenty (20) days of receiving that notice, the receiving party shall present its response. Both the notice and the response shall include a statement of each party’s position, a summary of the evidence and arguments supporting its position, and the name of the executive or other representative who will negotiate on behalf of that party. Negotiations shall be held at a mutually acceptable time and place, beginning no later than thirty (30) days following the receiving party’s receipt of the notice of the dispute, and continuing thereafter as often as the negotiators reasonably deemed necessary to resolve the dispute. If the dispute has not been resolved within sixty (60) days from the first negotiation session, or if this negotiation process has not been complied with by either or both of the parties, then either party may initiate mediation of the dispute. Such mediation will be conducted in accordance with the Center for Public Resources Model Procedure for Mediation of Business Disputes.

Section 9. Force Majeure. The obligations of either party under this Agreement, except for any obligation to pay any sum to the other party, shall be suspended during the continuance of any force majeure applicable to that party. For this purpose, the term “force majeure” means any cause not reasonably within the control of the party claiming suspension of obligations, including but not limited to acts of God, war, riot, weather-related disaster, earthquake, governmental action, and unavailability or breakdown of necessary equipment. The party claiming suspension of obligations shall take reasonable steps to resume performance as soon as possible without unreasonably incurring excess costs.

Section 10. Entire Agreement. This Agreement constitutes the entire contract between these parties with respect to the subject matter hereof and supersedes all oral negotiations and prior understandings between the parties, whether oral or written.

Section 11. Notices. All notices or other communications required or permitted to be made under this Agreement shall be in writing and shall be deemed to have been given on the earliest of the date of actual delivery or receipt, and shall be addressed to the parties at:

To ISJIT:	Iowa Schools Joint Investment Trust 700 Second Ave. Suite 100 Des Moines, Iowa 50309-1731

To Midamerica:	Midamerica Investment Advisory Group 665 Locust Street Des Moines, Iowa 50309-3702

Section 12. Choice of Law and Severability. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Iowa. If any provision of this Agreement is held to be unenforceable by a court or regulatory agency of competent jurisdiction, then the remaining provisions shall continue in full force and effect.

Section 13. Exclusivity. Midamerica agrees that this Agreement shall constitute an exclusive contract with ISJIT with respect to services rendered to Participants, and during the term of this Agreement, Midamerica agrees that it will not perform or provide the same or similar marketing services to be performed or provided pursuant to this Agreement to a Participant, potential Participants, or any other national or state association whose field or membership includes Participants or potential Participants without the express written consent of ISJIT, which consent shall not be unreasonably withheld. Further, Midamerica agrees that for a period of one year after the termination of this Agreement, not to perform or provide the same or similar marketing services to be performed or provided pursuant to this Agreement to a Participant, potential Participants, or any other national or state association whose field or membership includes Participants or potential Participants without the express written consent of ISJIT, which consent shall not be unreasonably withheld. However, Midamerica is free to render such marketing services to non-Participants, and to engage in other activities concerning investments for other parties during the course of this Agreement and after termination thereof, provided the performance of such other marketing services does not impair Midamerica’s performance under this Agreement. Additionally, Midamerica may provide such marketing services for other investment companies, and may engage in business that is unrelated to investment companies, without limitation, and provided the performance of such services and transactions of such business does not impair Midamerica’s performance under this Agreement.

IN WITNESS WHEREOF, ISJIT and Midamerica have each executed this Agreement on the day, month and year first above written.

Iowa Schools Joint Investment Trust	Midamerica Investment Advisors Group

By:	By:

Title:	Title:

Exhibit A

Midamerica Fee Schedule

.09%